Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SILVERBACK ENTERPRISE GROUP, INC.,

STEERING WHEEL ACQUISITION CORP.,

POWERSTEERING SOFTWARE, INC.

and

MICHAEL PEHL, as STOCKHOLDER REPRESENTATIVE

February 3, 2012

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION CORP		37

4.1	Organization and Standing	37
4.2	Authority; Execution and Validity	37
4.3	No Conflict; Required Filings and Consents	37
4.4	Litigation	37
4.5	Brokers’ and Finders’ Fees	38
4.6	Reliance	38

ARTICLE V ADDITIONAL AGREEMENTS		38

5.1	Confidentiality	38
5.2	Public Disclosure	39
5.3	Additional Documents and Further Assurances	39
5.4	Access and Investigation	39
5.5	Operation of the Business	39
5.6	Consents	40
5.7	Notification	40
5.8	No Negotiation	40
5.9	Director and Officer Resignation	40
5.10	Stockholder Approval and Notification	41
5.11	Employee Matters	41
5.12	Indemnification, Exculpation and Insurance Plans	42
5.13	Tax Matters	42

ARTICLE VI CONDITIONS TO OBLIGATIONS TO CLOSE; TERMINATION		44

6.1	Conditions to Buyer’s and Acquisition Corp’s Obligation to Close	44
6.2	Conditions to Company’s Obligation to Close	45
6.3	Termination Events	46
6.4	Effect of Termination	47

ARTICLE VII SURVIVAL, INDEMNIFICATION, AND ESCROW		47

7.1	Survival	47
7.2	Indemnification of Indemnified Parties	47
7.3	Indemnification of Stockholder Indemnified Parties	49
7.4	Maximum Payments; Limitations	49
7.5	Claims for Indemnification	50
7.6	Exclusive Remedy	54

ARTICLE VIII STOCKHOLDER REPRESENTATIVE		54

8.1	Stockholder Representative; Power of Attorney	54

ARTICLE IX GENERAL PROVISIONS		56

9.1	Amendment	56
9.2	Waiver	57
9.3	Notices	57
9.4	Interpretation	58
9.5	Counterparts	58
9.6	Entire Agreement; Third Party Beneficiaries; Assignment	58
9.7	Severability	59
9.8	Other Remedies	59
9.9	Governing Law; Exclusive Jurisdiction	59
9.10	Rules of Construction	59
9.11	Waiver of Jury Trial	59

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Certificate of Merger

Exhibit B	Form of Legal Opinion of Counsel to the Company delivered to Buyer

Exhibit C	Net Working Capital Adjustments

Exhibit D	Form of Escrow Agreement

Exhibit E	Company Disclosure Schedule

Exhibit F	Form of Letter of Transmittal

Exhibit G	Form of Information Statement

Exhibit H	Form of Bonus Plan Escrow Agreement

Exhibit I	Form of Stockholder Claim Escrow Agreement

Schedules

Schedule 1.1(i)	Key Employees

Schedule 1.1(ii)	Cross-Referenced Definitions

Schedule 2.7(a)	Closing Government Approvals

Schedule 2.7(b)	Closing Third Party Consents

Schedule 2.7(g)	Liens to be Released

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of February 3, 2012, by and among Silverback Enterprise Group, Inc., a Delaware corporation (“Buyer”), Steering Wheel Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Buyer (“Acquisition Corp”), PowerSteering Software, Inc., a Delaware corporation (the “Company”), and Michael Pehl (the “Stockholder Representative”).

RECITALS

WHEREAS, the boards of directors of Buyer, Acquisition Corp and the Company each have determined that the acquisition of the Company by Buyer through the statutory merger of Acquisition Corp with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Buyer (the “Surviving Corporation”), is in the best interests of their respective companies and stockholders, and accordingly have approved and adopted this Agreement and approved the transactions contemplated by this Agreement;

WHEREAS, the boards of directors of Acquisition Corp and the Company have determined to recommend that the sole stockholder of Acquisition Corp and the stockholders of the Company adopt and approve this Agreement and approve the Merger and the transactions contemplated by this Agreement;

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the capital stock of the Company shall be converted into the right to receive the consideration (the “Merger Consideration”) payable with respect to such capital stock in connection with the Merger pursuant to and in accordance with this Agreement;

WHEREAS, a portion of the consideration otherwise payable by Buyer in connection with the Merger shall be held in escrow pursuant to the Escrow Agreement (as defined below) as security for the indemnification obligations set forth in this Agreement;

WHEREAS, the Company, on the one hand, and Buyer and Acquisition Corp, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger; and

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

Definitions

1.1 Certain Defined Terms. For all purposes of this Agreement, the following terms shall have the following respective meanings (definitions made elsewhere in this Agreement are identified and cross-referenced in Schedule 1.1(ii)).

“Base Merger Consideration Amount” shall mean an amount equal to $13,000,000.00.

“Bonus Plan Escrow” shall mean an escrow account established with the Escrow Agent to hold the aggregate amount payable with respect to the Bonus Plan Payment Amounts (less any amount thereof deposited into the Indemnity Escrow Fund and any amount with respect thereto held by the Surviving Corporation for purposes of required tax withholding) pursuant to the Bonus Plan Escrow Agreement.

“Bonus Plan Escrow Agreement” shall mean the escrow agreement dated as of the Closing Date by and between Buyer, the Stockholder Representative and the Escrow Agent, substantially in the form of Exhibit H.

“Bonus Plan Participant” shall mean the Company Employees designated to receive a payment as a result of the Merger pursuant to the Company Management Cash Bonus Plan.

“Bonus Plan Payment Amount” shall mean with respect to any Bonus Plan Participant the amount payable to such Bonus Plan Participant pursuant to the Company Management Cash Bonus Plan in connection with the Merger, including any amounts to be deposited into the Indemnity Escrow Fund at the Closing on behalf of such Bonus Plan Participant; for avoidance of doubt, the Bonus Plan Payment Amounts shall be included on the Statement of Expenses as Outstanding Transaction Expenses, except as otherwise set forth herein.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Buyer is closed for business or banking institutions located in Texas are authorized or obligated by law or executive order to close.

“Buyer Wiring Deadline” shall mean 12:00 p.m. Austin, Texas time on the Closing Date.

“Capital Lease” shall mean any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases.

“Closing Company Cash Amount” shall mean (i) the amount of Company Cash held by the Company as of immediately prior to the Closing (but prior to the payment of any Other Closing Payables and any Outstanding Indebtedness), plus (ii) the aggregate amount of payments tendered to the Surviving Corporation, during the period beginning at the Closing and ending at five (5) p.m. EST on the date that is five (5) Business Days after the Closing Date, with respect to any of the Company’s accounts receivable that are outstanding and unpaid as of immediately prior to the Closing, minus (iii) the amount of the Outstanding Indebtedness, minus (iv) the amount of the Other Closing Payables.

“Closing Consideration Amount” shall mean the excess of (i) the Merger Consideration Amount over (ii) the Stockholder Escrow Amount.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Cash” means cash and cash equivalents, as determined in accordance with GAAP, consistently applied, held in United States bank or securities accounts of the Company or held as petty cash by the Company within the United States.

“Company Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

“Company Employees” shall mean the employees of the Company as of immediately prior to the Effective Time.

“Company Junior Preferred Stock” shall mean the Junior Preferred Stock, $0.01 par value per share, of the Company.

“Company Management Cash Bonus Plan” shall mean the Company’s Management Cash Bonus Plan, as in effect as of immediately prior to the Effective Time.

“Company Preferred Stock” shall mean the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, Company Series E Preferred Stock and Company Junior Preferred Stock.

“Company Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, $0.01 par value per share, of the Company.

“Company Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.01 par value per share, of the Company.

“Company Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock, $0.01 par value per share, of the Company.

“Company Series D Preferred Stock” shall mean the Series D Convertible Preferred Stock, $0.01 par value per share, of the Company.

“Company Series E Preferred Stock” shall mean the Series E Convertible Preferred Stock, $0.01 par value per share, of the Company.

“Company Stock Right” shall mean any subscription, option, warrant, equity security or similar ownership interest, call, right (including preemptive, purchase or conversion rights) or other commitment or agreement of any character to which the Company is a party or by which it is bound, excluding for avoidance of doubt, the outstanding Company Capital Stock, in each case, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock or to grant or enter into any of the foregoing arrangements or agreements.

“Employee Severance Payments” shall mean all payments described in Section 5.11(d).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any court, administrative agency, commission, or governmental or regulatory authority, domestic or foreign.

“Indebtedness” shall mean, as of any date, the amount equal to the sum (without double-counting) of the following obligations (whether or not then due and payable), to the extent they are of the Company or guaranteed by the Company, including through the grant of a security interest upon the assets of the Company: (a) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and any interest, premium, fees, penalties unpaid and owing with respect to the foregoing liabilities; (b) all liabilities for the deferred purchase price of property (other than trade debt and trade payables incurred in the ordinary course of business consistent with past practice); (c) all liabilities in respect of any Capital Lease; (d) any prepayment penalties or acceleration payments with respect to Indebtedness outstanding as of such date; (e) any payment obligation in respect of interest under any existing interest rate swap or hedge agreement with respect to any liabilities described in clause (a) or (b) above; (f) any negative cash or overdraft balances; and (g) all liabilities for the reimbursement of any obligor on any letter of credit (excluding any letter of credit under which no amounts have been drawn and are to be terminated in connection with the consummation of the transaction contemplated hereby), banker’s acceptance or similar credit transaction securing obligations of a type described in clause (a), (b) or (c) above, and all liabilities as obligor, guarantor or otherwise of Indebtedness of another, to the extent of the obligation secured or guaranteed.

“Indemnity Escrow Amount” shall mean an amount equal to $1,300,000.00.

“Key Employees” shall mean the Company Employees set forth on Schedule 1.1(i).

“Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of Stephen Sharp, Michael Roberts, Warren Gleich, Doug Riseberg, Linda Duchin and Jon Choate after a review of the files and other information in such Person’s possession.

“Lien” shall mean any lien, pledge, charge, mortgage, security interest, option, right of first refusal, preemptive rights or similar restrictions, or other similar encumbrances.

“Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), financial condition, prospects, operations or capitalization of the Company.

“Merger Consideration Amount” shall mean the amount equal to (i) the Base Merger Consideration Amount, minus (ii) the Closing Merger Consideration Adjustment, minus (iii) the amount of Outstanding Transaction Expenses.

“Net Working Capital” shall mean the amount, determined as of immediately prior to the Closing and subject to adjustment as set forth on Exhibit C, equal to (a) all current assets of the Company as determined under GAAP applied consistently with respect to the accounting policies, practices and procedures used to prepare the Financials Statements (including Company Cash, but only to the extent it does not exceed the Closing Company Cash Amount, and the Company’s accounts receivable and inventory), minus (b) all current liabilities of the Company as determined under GAAP applied consistently with respect to the accounting policies, practices and procedures used to prepare the Financials Statements, but not including in any event (i) any deferred Tax liabilities, (ii) any Outstanding Transaction Expenses, (iii) any Outstanding Indebtedness, (iv) any current liabilities constituting Other Closing Payables, (v) any deferred revenue, (vi) any liabilities for expenses incurred with respect to any Pre-Closing Plan Termination Actions, and (vii) any liabilities incurred with respect to Employee Severance Payments, plus (c) any payments made by the Company prior to Closing for expenses incurred in connection with Pre-Closing Plan Termination Actions.

“Outstanding Indebtedness” shall mean all Indebtedness as of immediately prior to the Closing.

“Outstanding Transaction Expenses” shall mean all unpaid Transaction Expenses incurred by the Company as of the Closing, excluding any expenses incurred in connection with any Pre-Closing Plan Termination Actions. For avoidance of doubt, Outstanding Transaction Expenses shall not include any Employee Severance Payments.

“Participant Closing Consideration Amount” shall mean the excess of (i) the Participant Payment Amount over (ii) the Participant Indemnity Escrow Amount.

“Participant Indemnity Escrow Amount” shall mean the excess of (i) Indemnity Escrow Amount, over (ii) the Stockholder Indemnity Escrow Amount.

“Participant Payment Amount” shall mean the aggregate Bonus Plan Payment Amounts.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Plan Termination Actions” shall mean all actions described in Section 5.11(b) taken by the Company prior to the Closing.

“Pre-Closing Tax Period” shall mean any Tax period (or portion of a Straddle Period) that ends on or before the Closing Date.

“Pre-Closing Taxes” shall mean all Taxes of the Company attributable or allocable to any Pre-Closing Tax Period. With respect to any Straddle Period, Property Taxes relating to property held by the Company on or before the Closing Date shall be allocable to the Pre-Closing Tax Period on a per diem basis, and Taxes other than Property Taxes shall be allocable to the Pre-Closing Tax Period on a closing of the books basis as if such taxable period ended on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date on a per diem basis.

“Property Tax” shall mean any real, personal and intangible property Taxes.

“Related Agreements” shall mean all agreements and certificates (other than the Employment Agreements) entered into by the Company, the Stockholders, the Stockholder Representative, Buyer, Acquisition Corp or the Surviving Corporation in connection with the transactions contemplated herein.

“Stockholder Claim Escrow Agreement” shall mean the escrow agreement dated as of the Closing Date by and between Buyer, the Stockholder Representative and the Escrow Agent, substantially in the form of Exhibit I.

“Stockholder Claim Escrow Amount” shall mean $125,000.

“Stockholder Escrow Amount” shall mean (i) the Stockholder Indemnity Escrow Amount, plus (ii) the SR Expense Amount, plus (iii) the Stockholder Claim Escrow Amount.

“Stockholder Indemnity Escrow Amount” shall mean (i) the Indemnity Escrow Amount, multiplied by (ii) the Merger Consideration Amount, divided by (iii) the sum of (A) the Merger Consideration Amount and (B) the Participant Payment Amount.

“Stockholders” shall mean the holders of Company Capital Stock.

“Straddle Period” shall mean any taxable period that includes but does not end on the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, trust, general or limited partnership, limited liability company, limited liability partnership, firm, entity, company or other business enterprise that is controlled by such Person through direct or indirect ownership of the stock or other ownership or proprietary interests of such business enterprise.

“Target Closing Company Cash Amount” shall mean $200,000.00.

“Target Closing Net Working Capital Amount” shall mean $1,100,000.00.

“Tax Return” shall mean any federal, state, local, territorial or non-U.S. return (including any information return), form, report or statement relating to Taxes required to be filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” shall mean a Governmental Entity responsible for the imposition and collection of Taxes.

“Term Sheet” shall mean that certain letter of intent between Buyer and the Company dated November 30, 2011 related to the Merger.

“Treasury Regulations” shall mean the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code, as amended from time to time.

ARTICLE II

THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), as soon as practicable upon the execution of this Agreement, Acquisition Corp shall be merged with and into the Company, which shall be the Surviving Corporation, and the separate existence of Acquisition Corp shall thereupon cease. Without limiting the generality of the foregoing, at the Effective Time, all property, rights, powers, privileges and franchises of the Company and Acquisition Corp shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Corp shall become the debts, liabilities and duties of the Surviving Corporation. Immediately following the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of Buyer.

2.2 The Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via exchange of documents and signatures on February 3, 2012, or such other date as is mutually agreed upon in writing by Buyer and the Company, subject to satisfaction of all of the conditions to closing set forth in Section 6.1 and Section 6.2 (the “Closing Date”). At or as soon as is practicable after the Closing, the parties hereto shall cause the Merger to be consummated by duly filing a properly executed certificate of merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as is provided in the Certificate of Merger.

2.3 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation and bylaws, respectively, of Acquisition Corp as in effect immediately prior to the Effective Time, provided that such certificate and bylaws shall reflect that the name of the Surviving Corporation will be PowerSteering Software, Inc.

2.4 Board of Directors and Officers of Surviving Corporation. Unless otherwise determined by Buyer, (a) the directors and officers of the Company shall resign effective as of the Effective Time, (b) the directors of Acquisition Corp immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and (c) the officers of Acquisition Corp immediately prior to the Effective Time shall be the only officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5 Effect of Merger on Company Capital Stock; Company Stock Rights.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Acquisition Corp, the Company or the Stockholders, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares or treasury shares to be canceled pursuant to Section 2.5(d)), upon the terms and subject to the conditions set forth in this Section 2.5 and throughout this Agreement, including, without limitation, the escrow provisions set forth in Section 2.10 and Article VII hereof, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Capital Stock (each, a “Certificate”), (i) a payment in cash in the amount of the Closing Consideration Amount payable with respect to such share, (ii) any payment to be made with respect to such share in connection with an Adjustment Decrease Amount, and (iii) any payment to be made by the Escrow Agent with respect to such share from the Indemnity Escrow Fund or the SR Expense Fund. The payments pursuant to the foregoing clause (i) shall be allocated among the shares of Company Capital Stock in accordance with the Certificate of Incorporation, as set forth in the Certified Capitalization Table.

(b) The Company, Buyer, Acquisition Corp and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law or under any applicable legal requirement, and to request and be provided any necessary Tax forms, including IRS Form W-9 or the appropriate IRS Form W-8, as applicable, or any similar information, from any recipient of payments hereunder. Any such withheld amounts that are paid over to the proper Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(c) No Company Stock Right shall be assumed by Buyer, Acquisition Corp or the Surviving Corporation. If not exercised or otherwise terminated on or prior to the Effective Time, at the Effective Time, each outstanding and unexercised Company Stock Right shall be cancelled and no consideration shall be delivered in exchange therefor. At the Effective Time, the Company agrees to effect the termination of the Company’s Amended and Restated 2006 Stock Option and Incentive Plan.

(d) At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock shall be canceled and extinguished without any rights to conversion thereof, and no consideration shall be delivered in exchange therefore.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the common stock, $0.001 par value per share, of Acquisition Corp that is issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one share of the common stock of the Surviving Corporation.

2.6 Surrender of Certificates; Payment of Merger Consideration. At or after the Effective Time, upon the surrender of a Stockholder’s Certificates and delivery by such Stockholder of an executed letter of transmittal with respect thereto in the form attached hereto as Exhibit F (each a “Letter of Transmittal”) and an IRS Form W-9 or appropriate IRS Form W-8, as applicable, such Stockholder shall be entitled to receive as soon as is reasonably practicable (but not more than three (3) Business Days after such surrender and delivery) from Buyer the portion of the Closing Consideration Amount allocated to such Stockholder (as set forth on the Certified Capitalization Table), which amount shall be paid by Buyer by check or wire transfer to such Stockholder or one or more other parties designated by such Stockholder in accordance with the instructions provided by such Stockholder in such Stockholder’s Letter of Transmittal, and such Certificates shall be cancelled. After the Effective Time, each Certificate (except those evidencing Dissenting Shares) will be deemed from and for all corporate purposes thereafter to evidence only the right to receive the Merger Consideration in respect of the shares of Company Capital Stock evidenced by such Certificate when and if due and payable hereunder. No payment of any portion of the Merger Consideration will be made to any Stockholder with respect to any shares of Company Capital Stock held by such Stockholder until such Stockholder surrenders the Certificate evidencing such shares and an executed Letter of Transmittal with respect thereto. If a Stockholder is not entitled to receive a portion of the Merger Consideration, the Certificates held by such Stockholder shall be deemed from and for all corporate purposes thereafter, to be cancelled as of the Effective Time. The foregoing notwithstanding, if any Certificate shall have been lost, stolen or destroyed, the Stockholder who is the owner of record of such Certificate shall be permitted to deliver to Buyer, in lieu of such Certificate, an affidavit (in form and substance reasonably acceptable to Buyer) with respect to such loss, theft or destruction. Buyer may, in its discretion and as a condition precedent to the delivery of any portion of the Merger Consideration to such Stockholder in respect of such Certificate, require such owner to indemnify Buyer against any claim that may be made against Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed (but shall not require the posting of any bond or other surety).

The foregoing notwithstanding, if a Stockholder has delivered to Buyer at least one (1) Business Day prior to the Closing all of the Certificates (or any affidavits of lost certificate in lieu thereof) and documents required to be delivered to Buyer by such Stockholder pursuant to this Section 2.6 in order for such Stockholder to receive payments of Merger Consideration with respect to the shares of Company Capital Stock held by such Stockholder, then Buyer shall pay to such Stockholder the portion of the Closing Consideration Amount allocated with respect to such shares hereunder at the Closing, unless the Closing occurs after the Buyer Wiring Deadline, in which case such payments shall be made as early as practicable the following Business Day.

2.7 Closing Deliverables. The following shall be delivered on or prior to the Closing:

(a) Governmental Approvals. All approvals from any Governmental Entity listed on Schedule 2.7(a) shall have been obtained.

(b) Third Party Consents. The Company shall have delivered to Buyer all assignments of Contracts and consents, waivers, and approvals of parties to any Contract as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing Date, in each of the foregoing cases, which consents, waivers or approvals are listed on Schedule 2.7(b).

(c) Employee Agreements. Each Key Employee shall have executed and delivered to Buyer such offer letter and other agreements (collectively, the “Employee Agreements”) in such form as shall be agreed to by Buyer and such Key Employee on or prior to the date hereof.

(d) Resignation of Officers and Directors. Buyer shall receive a written resignation letter from each of the officers and directors of the Company, effective as of the Closing Date in a form acceptable to Buyer.

(e) Statement of Expenses. Buyer shall receive from the Company the Statement of Expenses pursuant to Section 2.9(a), and the Statement of Expenses shall be certified as true and correct in a form reasonably acceptable to Buyer as of the Closing Date by the Company.

(f) Payoff Letters. At least one (1) Business Day before the Closing, the Company shall have delivered payoff letters, in form and substance reasonably satisfactory to Buyer, together with wire transfer instructions, issued by each Person (other than the Bonus Plan Participants) to whom the Company owes any Outstanding Transaction Expenses that is to be paid off by Buyer or the Surviving Corporation at the Closing pursuant to this Agreement.

(g) Release of Liens. Buyer shall receive from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 2.7(g) hereto.

(h) Bonus Plan Participant Releases. Company shall have delivered to Buyer fully executed releases from the Bonus Plan Participants as required under the Company Management Cash Bonus Plan.

(i) Company Legal Opinion. Buyer shall have received a legal opinion from Foley Hoag, LLP, legal counsel to the Company, substantially in the form attached hereto as Exhibit B.

(j) Certified Capitalization Table. On the Business Day prior to the Closing, the Company shall deliver a capitalization table, which shall be certified as complete and correct by the Company as of the Closing (the “Certified Capitalization Table”), and which shall separately list, as of the Closing, (i) all Stockholders receiving an allocation of the Merger Consideration Amount hereunder and their respective addresses and, for each such Stockholder, (A) the number of shares of each class or series of Company Capital Stock held by such Stockholder with respect to such Stockholder is being allocated a portion of the Merger Consideration Amount hereunder, (B) the amount of the Merger Consideration Amount allocated with respect to the shares of each such class and series of Company Capital Stock held by such Stockholder, (C) the amount of the Closing Consideration Amount allocated with respect to all such shares of Company Capital Stock held by such Stockholder, (D) such Stockholder’s Escrow Percentage, (E) the amount of the Indemnity Escrow Amount allocated to such Stockholder, (F) such Stockholder’s SR Expense Percentage, and (G) the amount of the SR Expense Amount allocated to Stockholder, and (ii) all Bonus Plan Participants and, for each Bonus Plan Participant, (A) such Bonus Plan Participant’s Bonus Plan Payment Amount, (B) the amount of the Participant Closing Consideration Amount allocated with respect to such Bonus Plan Participant, (C) such Bonus Plan Participant’s Escrow Percentage and (D) the amount of the Indemnity Escrow Amount allocated with respect to such Bonus Plan Participant.

(k) Certificate of the Company. Buyer shall receive the Company Officer Certificate.

(l) Escrow Agreements. Buyer, the Stockholder Representative and Silicon Valley Bank, as escrow agent (the “Escrow Agent”), shall have executed and delivered an escrow agreement substantially in the form of Exhibit D (the “Escrow Agreement”), the Stockholder Claim Escrow Agreement, and the Bonus Plan Escrow Agreement.

(m) Certificates of Good Standing. Buyer shall receive a certificate (collectively, the “Company Good Standing Certificates”) of good standing with respect to the Company from the Secretaries of State of the State of Delaware and The Commonwealth of Massachusetts, dated within five (5) Business Days prior to Closing.

(n) FIRPTA Certificate. Buyer shall receive a properly executed statement from the Company in a form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulation § 1.1445-2.

2.8 Closing Working Capital Adjustment.

(a) At least five (5) Business Days prior to Closing, the Company shall prepare and deliver to Buyer (i) a statement (the “Closing Adjustment Statement”) setting forth (i) the estimated Net Working Capital (the “Estimated Closing Net Working Capital Amount”) and the line items thereof, (ii) the estimated Closing Company Cash Amount (the “Estimated Closing Company Cash Amount”) and the line items thereof, and (iii) the Company’s calculation of the Closing Net Working Capital Adjustment. The Closing Adjustment Statement shall fairly and accurately present the Company’s good faith best estimate (based on reasonable assumptions) of the Net Working Capital and the Closing Company Cash Amount, and the Company shall deliver to Buyer at Closing a certificate of the Company, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, certifying to the foregoing.

(b) The “Closing Merger Consideration Adjustment” shall be an amount equal to the greater of (i) the excess of the Target Closing Net Working Capital Amount over the Estimated Closing Net Working Capital Amount and (ii) the excess of the Target Closing Company Cash Amount over the Estimated Closing Company Cash Amount. For purposes of clarity, if the Target Closing Net Working Capital is less than or equal to the Estimated Closing Net Working Capital and the Target Closing Company Cash Amount is less than or equal to the Estimated Closing Company Cash Amount, the Closing Merger Consideration Adjustment shall be $0.00.

(c) In order to determine the Final Closing Net Working Capital Amount and the Final Closing Company Cash Amount and any corresponding adjustment pursuant to this Section 2.8 to the Merger Consideration, Buyer shall cause the Surviving Corporation to prepare a statement (as it may be amended pursuant to this Section 2.8, the “Final Adjustment Statement”) setting forth the (i) Net Working Capital, (ii) the Closing Company Cash Amount, and (iii) the Surviving Corporation’s calculation of the Final Merger Consideration Adjustment. The Adjustment Statement shall fairly and accurately present the Surviving Corporation’s determination of the Net Working Capital and the Closing Company Cash Amount. Buyer shall deliver these documents to the Stockholder Representative no later than forty-five (45) days following the Closing Date; provided, however, if the Closing Merger Consideration Adjustment is $0.00 and Buyer does not desire to recover an Adjustment Increase Amount hereunder, Buyer shall not be obligated to deliver a Final Adjustment Statement.

(d) The Stockholder Representative may dispute the Final Adjustment Statement by, within fifteen (15) days of the Stockholder Representative’s receipt thereof, providing written notice (an “Adjustment Dispute Notice”) to Buyer that sets forth each item on the Final Adjustment Statement that the Stockholder Representative desires to dispute, as well as the basis for each such dispute in reasonable detail. During the forty-five (45) day period following the date on which the Adjustment Dispute Notice is received by Buyer, Buyer and the Stockholder Representative shall use commercially reasonable efforts to resolve any disputed matters raised thereby. If they are unable to resolve any of these disputed matters within such forty-five (45) day period, then any disputed matters set forth in the Adjustment Dispute Notice that remain unresolved shall, upon the request of either Buyer or the Stockholder Representative, be submitted for final determination to such independent registered public accounting firm as Buyer and the Stockholder Representative shall agree (the “Independent Accounting Firm”). Each of Buyer and the Stockholder Representative shall be entitled to submit to the Independent Accounting Firm such documents and materials and to make such presentations and arguments as such party shall deem necessary or appropriate. The Independent Accounting Firm shall, based solely on the documents, materials, presentations and arguments made by Buyer and the Stockholder Representative, render a written report as to the resolution of each disputed matter set forth in the Adjustment Dispute Notice that remains outstanding and as to the calculation of the Net Working Capital and the Closing Company Cash Amount. Buyer and the Stockholder Representative shall use commercially reasonable efforts to cause the Independent Accounting Firm to render such written report within forty-five (45) days of the submission of the dispute to it. The Independent Accounting Firm shall have exclusive jurisdiction over, and resort to the Independent Accounting Firm shall be the sole recourse and remedy of the parties against one another or any other Person with respect to, any disputes arising out of or relating to the Final Adjustment Statement and the determinations of the Net Working Capital, the Closing Company Cash Amount and the Final Merger Consideration Adjustment contained therein. The Independent Accounting Firm’s determination shall be conclusive and binding on all parties hereto and shall be enforceable in a court of law. The Independent Accounting Firm’s fees and expenses shall be borne equally by Buyer, on the one hand, and the Stockholders and the Bonus Plan Participants (but only from the Indemnity Escrow Fund in accordance with Section 2.10(b)), on the other hand. During the period from the Stockholder Representative’s initial receipt of the Final Closing Working Capital Statement from Buyer until the determinations of the Final Closing Net Working Capital Amount and the Final Closing Company Cash Amount in accordance with Section 2.8(e), Buyer and the Surviving Corporation shall provide the Stockholder Representative and its representatives reasonable access to all books and records of the Surviving Corporation relevant to the determination of the Net Working Capital, the Closing Company Cash Amount or otherwise used in preparation of the Final Adjustment Statement, as well as to all personnel employed by the Company prior to the Closing Date, for the purposes of evaluating the Final Adjustment Statement.

(e) As used herein, the term “Final Closing Net Working Capital Amount” shall mean (i) if the Stockholder Representative does not provide a timely Adjustment Dispute Notice to Buyer in accordance with the terms hereof, the Net Working Capital set forth on the Final Adjustment Statement in the form initially provided by Buyer to the Stockholder Representative pursuant to Section 2.8(b), (ii) if any disputed matters regarding the Net Working Capital set forth on the Final Adjustment Statement are duly submitted to the Independent Accounting Firm, the Net Working Capital set forth on the Final Adjustment Statement initially provided by Buyer to the Stockholder Representative pursuant to Section 2.8(b), as adjusted to reflect any disputed matters resolved by Buyer and the Stockholder Representative in writing and the Independent Accounting Firm’s resolution of the remaining disputed matters in accordance with the terms hereof, or (iii) in any event, the Final Closing Net Working Capital Amount as agreed to by Buyer and the Stockholder Representative in writing. Once determined in accordance with the terms hereof, the Final Closing Net Working Capital Amount shall be final and binding on the parties hereto, the Stockholders and the Bonus Plan Participants.

(f) As used herein, the term “Final Closing Company Cash Amount” shall mean (i) if the Stockholder Representative does not provide a timely Adjustment Dispute Notice to Buyer in accordance with the terms hereof, the Closing Company Cash Amount set forth on the Final Adjustment Statement in the form initially provided by Buyer to the Stockholder Representative pursuant to Section 2.8(b), (ii) if any disputed matters regarding the Final Closing Company Cash Amount set forth on the Final Adjustment Statement are duly submitted to the Independent Accounting Firm, the Closing Company Cash Amount set forth on the Final Closing Adjustment Statement initially provided by Buyer to the Stockholder Representative pursuant to Section 2.8(b), as adjusted to reflect any disputed matters resolved by Buyer and the Stockholder Representative in writing and the Independent Accounting Firm’s resolution of the remaining disputed matters in accordance with the terms hereof, or (iii) in any event, the Final Closing Company Cash Amount as agreed to by Buyer and the Stockholder Representative in writing. Once determined in accordance with the terms hereof, the Final Closing Company Cash Amount shall be final and binding on the parties hereto, the Stockholders and the Bonus Plan Participants.

(g) The “Final Merger Consideration Adjustment” shall be an amount equal to the greater of (i) the excess of the Target Closing Net Working Capital Amount over the Final Closing Net Working Capital Amount and (ii) the excess of the Target Closing Company Cash Amount over the Final Closing Company Cash Amount.

(h) If the Closing Merger Consideration Adjustment exceeds the Final Merger Consideration Adjustment (the amount of such excess, an “Adjustment Decrease Amount”), Buyer shall, within five (5) Business Days of the final determination of the Final Closing Net Working Capital Amount and the Final Company Cash Amount, pay an aggregate amount in cash equal to the Adjustment Decrease Amount to the Stockholders in proportion to the number of shares of Company Series D Preferred Stock held by each of them as set forth on the Certified Capitalization Table (or in such other proportion (as the Stockholder Representative shall instruct Buyer in writing) as are required by the Certificate of Incorporation if such payments would lead to the holders of shares of the Company’s Series D Preferred Stock receiving payments with respect to such shares pursuant to this Agreement in excess of their respective liquidation preference amounts pursuant to the Certificate of Incorporation). If the Final Merger Consideration Adjustment exceeds the Closing Merger Consideration Adjustment (the amount of such excess, an “Adjustment Increase Amount”), then Buyer shall be paid the amount of the Adjustment Increase Amount from the Indemnity Escrow Fund, in accordance with Section 2.10(b) and the Escrow Agreement.

2.9 Transaction Expenses.

(a) Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with the Merger, including without limitation (i) all legal, accounting, financial advisory, consulting, banking and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the Term Sheet, this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, (ii) any travel expenses and payments requested or required to be made to third parties in connection with obtaining any consent to the assignment of a Contract required to be assigned in connection with the Merger and the transactions contemplated hereby, and (iii) any payments (including any golden parachute payments, transaction bonuses and any related payroll and employment Taxes) made or to be made to any Company Employee in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including any payments made pursuant to the Company Management Cash Bonus Plan (collectively, “Transaction Expenses”), shall be the obligation of the respective party incurring such fees and expenses. At the Closing, the Company shall provide Buyer with a statement of estimated Transaction Expenses showing detail of the unpaid Transaction Expenses incurred as of immediately prior to the Closing, a calculation of the Outstanding Transaction Expenses, and an itemization of the Outstanding Transaction Expenses to be paid by Buyer at the Closing (including any payments to be made to, and amounts to be deposited into the Bonus Plan Escrow or the Escrow Accounts on behalf of, the Bonus Plan Participants pursuant to the Company Management Cash Bonus Plan), all in a form reasonably satisfactory to Buyer (the “Statement of Expenses”). In addition, the Statement of Expenses may contain a list, under the heading “Other Closing Payables,” of certain other liabilities, fees and other expenses unpaid as of immediately prior to the Closing that shall be paid by the Company as of immediately prior to the Closing (collectively, the “Other Closing Payables”). The Statement of Expenses shall be certified as true and correct in a form reasonably acceptable to Buyer as of the Closing Date by an authorized officer of the Company on behalf of the Company. At the Closing, Buyer shall, or shall cause the Surviving Corporation to, pay all of the Outstanding Transaction Expenses identified as to be paid by Buyer at the Closing on the Statement of Expenses, unless the Closing occurs after the Buyer Wiring Deadline, in which case Buyer shall, or shall cause the Surviving Corporation to, make such payments as early as practicable the following Business Day.

(b) With respect to the portion of the Bonus Plan Payment Amounts not being deposited into the Indemnity Escrow Fund at the Closing, at the Closing, Buyer shall pay the aggregate amount thereof to the Surviving Corporation, which shall promptly deliver such aggregate amount (less the aggregate amount of any required tax withholding with respect to the payment of such Bonus Plan Payment Amounts) into the Bonus Plan Escrow for benefit of the Bonus Plan Participants to be held and released (but not earlier than the tenth (10th) Business Day after the Closing) on the instructions of the Stockholder Representative (and not Buyer, who shall have no right to provide instructions with respect to or control in any way the release of the funds in the Bonus Plan Escrow, and who shall not have any right to the funds in the Bonus Plan Escrow in any circumstance) pursuant to the Bonus Plan Escrow Agreement or as otherwise permitted in accordance with the Bonus Plan Escrow Agreement. If any Bonus Plan Participant notifies Buyer that such Bonus Plan Participant revokes his or her release before the eight (8th) day after the Closing, Buyer shall, on or before the seventh (7th) Business Day after the Closing, notify the Stockholder Representative in writing (with email sufficing for such writing) as to which Bonus Plan Participants have so revoked their respective releases (as described in Section 2.7(h)). Notwithstanding any other provision of this Agreement, if a Bonus Plan Participant either (i) does not deliver such release at or prior to the Closing or (ii) such Bonus Plan Participant revokes such release pursuant to the terms thereof after the Closing, then such Bonus Plan Participant shall not be entitled to receive his or her Bonus Plan Payment, and such Bonus Plan Payment (and any related payroll or employment expense estimated or reserved for as an Outstanding Transaction Expense at Closing) shall thereafter be deemed not to constitute an Outstanding Transaction Expense, and any amount held in the Bonus Plan Escrow or by Buyer or the Surviving Corporation with respect to such Bonus Plan Payment (including the amount of any tax withholding held by the Surviving Corporation) shall promptly be delivered to the holders of Company Series D Preferred Stock in proportion to their respective numbers of such shares. Notwithstanding anything herein, neither the Buyer nor the Surviving Corporation shall be liable, and shall not have to indemnify any party, including the Stockholders or the Bonus Plan Participants, in any manner, with respect to any release to the Bonus Plan Participants or the Stockholders of the amounts held in the Bonus Plan Escrow.

2.10 Escrow.

(a) In order to secure and to establish a procedure for the satisfaction of claims by Buyer and its related Indemnified Parties for indemnification pursuant to Article VII, as well as to establish an expense fund for the Stockholder Representative, concurrently with the execution and delivery of the Escrow Agreement and pursuant to applicable provisions thereof, the Escrow Agent will establish three separate escrow accounts (the “Indemnity Escrow Account,” the “Stockholder Claim Escrow Account” and the “SR

Expense Account,” respectively, and, collectively, the “Escrow Accounts”) and, as of the Effective Time, the Indemnity Escrow Account will hold an amount equal to the Indemnity Escrow Amount, the Stockholder Claim Escrow Account will hold an amount equal to the Stockholder Claim Escrow Amount, and the SR Expense Account will hold an amount equal to $200,000 (the “SR Expense Amount”), free of any Lien, encumbrance, or other claim of any creditor of any of the parties. The funds in the Indemnity Escrow Account and the SR Expense Account will be held and released in accordance with the terms of this Agreement and the Escrow Agreement for a period beginning on the Closing Date and ending on the first anniversary thereof (the “Release Date”), and the funds in the Stockholder Claim Escrow Account will be held and released in accordance with the terms of this Agreement and the Stockholder Claim Escrow Agreement for a period beginning on the Closing Date and ending on the date four (4) months thereafter (the “Stockholder Claim Release Date”), each subject to extension as provided in Section 2.10(f) with respect to claims that remain subject to dispute on such date. On or prior to the Closing, Buyer shall deposit, or cause to be deposited, with the Escrow Agent to be held (i) in the Indemnity Escrow Account an amount in cash equal to the Indemnity Escrow Amount, (ii) in the Stockholder Claim Escrow Account an amount in cash equal to the Stockholder Claim Escrow Amount and (iii) in the SR Expense Account an amount in cash equal to the SR Expense Amount.

(b) The Indemnity Escrow Amount shall be deemed to comprise a deposit, into a fund maintained in the Indemnity Escrow Account pursuant to the Escrow Agreement (the “Indemnity Escrow Fund”), all on behalf of certain Stockholders receiving a portion of the Merger Consideration hereunder and the Bonus Plan Participants (each such Person initially allocated a portion of the Indemnity Escrow Fund pursuant to this Section 2.10(a), an “Escrow Participant”), subject to Article VII, in respective initial amounts as set forth on the Certified Capitalization Table, which initial amounts shall be (i) allocated between certain Stockholders in the aggregate, on the one hand, and the Bonus Plan Participants in the aggregate, on the other hand, in the same ratio as the Merger Consideration Amount bears to the Participant Payment Amount, (ii) allocated among the Bonus Plan Participants in proportion to their respective Bonus Plan Payment Amounts and (iii) allocated among certain Stockholders as follows: first, to the holders of the shares of Company Series D Preferred Stock in proportion to their respective numbers of such shares, until the aggregate amount so allocated equals the excess of the Merger Consideration allocated with respect to the shares of Company Series D Preferred Stock over the portion of the SR Expense Fund initially allocated with respect to the shares of Company Series D Preferred Stock, and the remainder, if any, to the holders of Company Series E Preferred Stock in proportion to their respective numbers of such shares. The percentage of the Indemnity Escrow Fund so initially allocated to an Escrow Participant shall be referred to herein as such Escrow Participant’s “Escrow Percentage.” Any payment made from the Indemnity Escrow Fund to Indemnified Parties shall reduce the respective deemed deposits of the Escrow Participants in the Indemnity Escrow Fund in proportion to their respective Escrow Percentages.

(c) The Stockholder Claim Escrow Amount shall be deemed to comprise a deposit, into a fund maintained in the Stockholder Claim Escrow Account pursuant to the Stockholder Claim Escrow Agreement (the “Stockholder Claim Escrow Fund”), all on behalf of the Stockholders that are Escrow Participants (each such Person initially allocated a portion of the Stockholder Claim Escrow Fund pursuant to this Section 2.10(c), a “Stockholder Claim Escrow Participant”), subject to Article VII, in respective initial amounts as set forth on the Certified Capitalization Table, which initial amounts shall be allocated to the holders of the shares of Company Series D Preferred Stock in proportion to their respective numbers of such shares. The percentage of the Stockholder Claim Escrow Fund so initially allocated to a Stockholder Claim Escrow Participant shall be referred to herein as such Stockholder Claim Escrow Participant “Stockholder Claim Escrow Percentage.” Any payment made from the Stockholder Claim Escrow Fund to Indemnified Parties shall reduce the respective deemed deposits of the Stockholder Claim Escrow Participants in the Stockholder Claim Escrow Fund in proportion to their respective Stockholder Claim Escrow Percentages.

(d) The SR Expense Amount shall be deemed to comprise a deposit, into a fund maintained in the SR Expense Account pursuant to the Escrow Agreement (the “SR Expense Fund”), on behalf of the holders of Company Series D Preferred Stock (the “SR Expense Participants”), subject to Section 7.5(c) and Article VIII, in respective initial amounts as set forth on the Certified Capitalization Table, which initial amounts shall be allocated among the SR Expense Participants in proportion to their respective numbers of shares of Company Series D Preferred Stock. The percentage of the SR Expense Fund so initially allocated to a SR Expense Participant shall be referred to herein as such SR Expense Fund Participant’s “SR Expense Percentage.” Any payment from the SR Expense Fund pursuant to Section 7.5(c) or Article VIII (other than amounts released to the SR Expense Participants pursuant to Section 8.1(d)) shall reduce the deemed deposits of the SR Expense Participants in the SR Expense Fund in proportion to their respective SR Expense Percentages.

(e) All interest and other income earned (“Escrow Account Income”) from the investment of the Indemnity Escrow Fund, the Stockholder Claim Escrow Fund or the SR Expense Fund shall be deposited into and become part of the Indemnity Escrow Fund, the Stockholder Claim Escrow Fund or the SR Expense Fund, respectively, for the benefit of the Escrow Participants, the Stockholder Claim Escrow Participants and the SR Expense Participants (subject to Article VII and Article VIII). Notwithstanding any other provision of this Agreement to the contrary, upon any distribution of a principal amount from an Escrow Account to a recipient in accordance with this Agreement and the Escrow Agreement or Stockholder Claim Escrow Agreement, as applicable, the Escrow Account Income then earned on such principal amount shall be distributed to such recipient. All Escrow Account Income earned from the investment of the Indemnity Escrow Fund or Stockholder Claim Escrow Fund shall be reported as allocated to the Stockholder Representative. On the date that is thirty (30) days after the end of each calendar year, the Escrow Agent shall distribute to Stockholder Representative, without any requirement that a claim be made by the Stockholder Representative, from the Indemnity Escrow Fund or Stockholder Claim Expense Fund, as applicable, an amount equal to forty percent (40%) of the Escrow Account Income earned from the investment of the Indemnity Escrow Fund or Stockholder Claim Expense Fund, as applicable, that is reported (but not distributed) to the Stockholder Representative in such calendar year. The Stockholder Representative,the Escrow Participants and the Stockholder Claim Escrow Participants shall report such earnings consistently therewith and, except as required by applicable law, shall not take any position inconsistent therewith on any Tax Return or in any administrative or judicial proceeding. All Escrow Account Income earned from the investment of the SR Expense Fund or any portion thereof in any Tax year shall be reported as allocated to the Stockholder Representative.

(f) On the Release Date, the Escrow Agent shall distribute to the Escrow Participants, pursuant to and in accordance with the Escrow Agreement, an aggregate amount equal to (i) the balance of the Indemnity Escrow Fund, minus (ii) the sum of (x) the aggregate amount of Losses specified in any then unresolved good-faith claims for indemnification made by Indemnified Parties pursuant to Article VII, with respect to which Buyer has, prior to the Release Date, provided notice in accordance with the requirements of Article VII, and (y) any finally-determined but unpaid Adjustment Increase Amount or, if the Final Merger Consideration Adjustment has not been determined on the Release Date, the Adjustment Increase Amount, if any, as would be determined on the basis of the Final Merger Consideration Adjustment set forth in the Final Adjustment Statement, as amended for any disputes with respect thereto that have been resolved as of the Release Date. To the extent that, on the Release Date, any amount shall have been reserved and withheld from distribution from the Indemnity Escrow Fund on such date on account of an unresolved claim for indemnification or is still in dispute pursuant to Section 2.8 and, subsequent to the Release Date, such claim is resolved,

Buyer and the Stockholder Representative shall immediately direct the Escrow Agent to release (x) to the applicable Indemnified Party, the amount of Loss, if any, due in respect of such claim as finally determined or to Buyer amounts determined to be owed to Buyer pursuant to Section 2.8, if any, and (y) to the Escrow Participants in proportion to their Escrow Percentages, an amount equal to the excess of (A) the amount reserved and withheld from distribution in respect of such claim over (B) the payment, if any, made pursuant to the foregoing clause (x) (except to the extent that such excess shall be subject to any then-unresolved claims for indemnification).

(g) On the Stockholder Claim Release Date, the Escrow Agent shall distribute to the Stockholder Claim Escrow Participants, pursuant to and in accordance with the Stockholder Claim Escrow Agreement, an aggregate amount equal to (i) the balance of the Stockholder Claim Escrow Fund, minus (ii) the aggregate amount of Losses specified in any then unresolved good-faith claims for indemnification made by Indemnified Parties pursuant to Section 7.2(h), with respect to which Buyer has, prior to the Stockholder Claim Release Date, provided notice in accordance with the requirements of Article VII. To the extent that, on the Stockholder Claim Release Date, any amount shall have been reserved and withheld from distribution from the Stockholder Claim Escrow Fund on such date on account of an unresolved claim for indemnification and, subsequent to the Stockholder Claim Release Date, such claim is resolved, Buyer and the Stockholder Representative shall immediately direct the Escrow Agent to release (x) to the applicable Indemnified Party, the amount of Loss, if any, due in respect of such claim as finally determined and (y) to the Stockholder Claim Escrow Participants in proportion to their Stockholder Claim Escrow Percentages, an amount equal to the excess of (A) the amount reserved and withheld from distribution in respect of such claim over (B) the payment, if any, made pursuant to the foregoing clause (x) (except to the extent that such excess shall be subject to any then-unresolved claims for indemnification).

(h) The adoption of this Agreement and approval of the Merger by the Stockholders will constitute approval of their participation in the Indemnity Escrow Fund, the Stockholder Claim Escrow Fund, the SR Expense Fund, the Escrow Agreement and the Stockholder Claim Escrow Agreement. All fees related to the Indemnity Escrow Fund will be paid equally by Buyer, on the one hand, and the Escrow Participants (out of the Indemnity Escrow Fund) in proportion to their respective Escrow Percentages, on the other hand; all fees related to the Stockholder Claim Escrow Fund shall be paid by the Buyer; and all fees related to the SR Expense Fund shall be paid by the SR Expense Participants (out of the SR Expense Fund) in proportion to their respective SR Expense Percentages.

2.11 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has properly demanded and not effectively withdrawn or lost such holder’s appraisal rights for such shares under the applicable provisions of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive payments of Merger Consideration pursuant to this Agreement, but instead shall be converted into the right to receive only such consideration as made be determined to be due with respect to such Dissenting Shares provided by the DGCL.

(b) Notwithstanding the provisions of Section 2.11(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights with respect to such shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such shares shall automatically be converted into and represent only the right to receive the applicable payments of Merger Consideration set forth in and subject to the provisions of this Agreement, upon surrender of the Certificates formerly representing such shares.

(c) The Company shall give Buyer (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, or except as required under the DGCL, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Buyer in advance and shall not be presented to any Stockholder prior to the Company receiving Buyer’s consent. With the consent of the Stockholder Representative, such consent not to be unreasonably withheld, Buyer may make, or cause to be made, payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement (such excess amount, the “Dissenting Share Payments”). To the extent that Buyer, the Surviving Corporation or the Company (i) make any Dissenting Share Payments or (ii) incur any losses (including reasonable attorneys’ and consultants’ fees, costs and expenses and including any such reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any appraisal action or proceeding but excluding, for avoidance of doubt, any payment made for any such shares (including Dissenting Share Payments)) in respect of any Dissenting Shares (the amount of all such losses, together with the Dissenting Share Payments, the “Excess Dissenting Share Payments”), Buyer shall be entitled to recover the Excess Dissenting Share Payments from the Indemnity Escrow Fund in accordance with the terms, and subject to the limitations, of Article VII.

(d) Notwithstanding any provision of Article II or Article VII hereof to the contrary, in the event that there are any Dissenting Shares, then (i) any payment by Buyer that would have been required to have been paid to such holder of Dissenting Shares (each a “Dissenting Stockholder”) (assuming, for this purpose, that such Dissenting Stockholder had not exercised appraisal rights) shall be retained by Buyer and (ii) such Dissenting Stockholder shall not be considered a participant in the escrow pursuant to Section 2.10 hereunder.

2.12 Outstanding Indebtedness. Prior to the Closing, the Company shall deliver to Buyer a certificate (the “Outstanding Indebtedness Certificate”), dated the Closing Date and signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer, certifying to the Outstanding Indebtedness, which certificate shall provide a reasonable itemization thereof. Immediately before the Closing, the Company shall pay off all such Outstanding Indebtedness set forth on such certificate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically disclosed in the Company Disclosure Schedule dated as of the date hereof and attached hereto as Exhibit E (each of which disclosures, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection of this Article III to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article III, provided that any matter disclosed in one section or subsection of the Company Disclosure Schedule is deemed disclosed in such other sections or subsections of the Company Disclosure Schedule if it is reasonably apparent from a reasonable reading on the face of such disclosure that such matter relates to such other section or subsection of the Company Disclosure Schedule ) delivered by the Company to Buyer concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) the Company hereby represents and warrants to Buyer and Acquisition Corp as follows:

3.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b) The Company is duly qualified or licensed to do business and/or to hold property in its name, and is in good standing (with respect to jurisdictions which recognize such concept), under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities requires such qualification or licensing, except for such jurisdictions in which the failure to be so qualified or licensed to do business and/or to hold property in its name or be in good standing would not have a Material Adverse Effect. Section 3.1(b) of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company is qualified to do business as a foreign corporation.

(c) The Company does not have, nor at any time has it had, any direct or indirect Subsidiaries. There is no corporation, partnership, joint venture, limited liability company, professional association or other business enterprise that the Company directly or indirectly owns any equity of or controls. The Company has not agreed to make, and is not obligated to make and is not bound by, any written or oral agreement, contract, understanding, negotiable instrument, commitment or undertaking of any nature, in effect as of the date of this Agreement, under which it is or may become obligated to acquire any ownership interest in any entity.

(d) The Company has previously furnished to Buyer a complete and correct copy of the Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws of the Company, each as in effect as of the date of this Agreement (collectively, the “Charter Documents”). The Charter Documents are in full force and effect as of the date hereof. The Company is not in violation of any provision of any of the Charter Documents.

3.2 Capitalization.

(a) As of the date of this Agreement, the entire authorized and outstanding capital stock of the Company is set forth on Section 3.2(a) of the Company Disclosure Schedule, all shares of which have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to any purchase option, call option, right of first refusal, preemptive right, registration right, subscription right, or any similar right under any provision of the laws of the State of Delaware or any contract to which the Company is a party or otherwise bound. The Company Capital Stock is held beneficially and of record as set forth on Section 3.2(a) of the Company Disclosure Schedule.

(b) There are no Company Stock Rights except as set forth in Section 3.2(b) of the Company Disclosure Schedule. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company Capital Stock.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, (i) there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement currently in effect to which the Company is a party as of the date of this Agreement and (ii) there are no subscriptions, options, warrants, equity securities or similar ownership interests, calls, rights (including preemptive, purchase or conversion rights) or other commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of Company Capital Stock, or obligating the Company to extend or accelerate the vesting of any of the foregoing or any Company Stock Right.

(d) The Stockholders listed on Section 3.2(a) of the Company Disclosure Schedule are the record owners and, to the Knowledge of the Company, the beneficial owners (other than any Person’s beneficial ownership resulting from such Person having any form of ownership or other interest in a Stockholder that is an entity) of all of the Company Capital Stock, free and clear, to the Knowledge of the Company, of all Liens (other than restrictions on transfer under applicable state and federal securities laws). To the Knowledge of the Company, such Stockholders have not sold, assigned, transferred, or granted any proxy with respect to, in whole or in part, any such Company Capital Stock. Except as set forth on Section 3.2(d) of the Company Disclosure Schedule, there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. All outstanding shares of Company Capital Stock have been issued or repurchased (in the case of shares that were outstanding and repurchased by Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued or repurchased (in the case of shares that were outstanding and repurchased by Company) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents.

3.3 Authority Relative to the Related Agreements. The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party, its performance of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby. This Agreement and the transactions contemplated hereby have been unanimously approved by the board of directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Limitations”). The Board of Directors of the Company has, as of the date of this Agreement, determined that the transactions contemplated by this Agreement and the Related Agreements are advisable and in the best interests of the Company and the Stockholders. The affirmative vote of (a) the Stockholders holding at least 51% of the outstanding Company Series D Preferred Stock, (b) the Stockholders holding at least 51% of the outstanding Company Series E Preferred Stock, and (c) the Stockholders holding a majority of the outstanding Company Capital Stock, voting together as a single class, on an as-if-converted to Company Common Stock basis with respect to the Preferred Stock (the “Required Stockholders”), are the only votes of the Stockholders needed to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

3.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions by the Company and the Stockholders contemplated hereby and thereby, will not (i) conflict with or violate any provision of any of the Charter Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which they or any of their properties or assets are bound or affected or (iii) except with respect to the notices, waivers, consents and approvals set forth on Section 3.4(c) of the Company Disclosure Schedule, result in any material breach of or constitute a default (or an event that with or without notice or lapse of time or both would be reasonably likely to become a default) under, or impair the Company’s rights or alter (in a manner adverse to the Company) the rights or obligations of any third party against or to the Company under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any of the material assets of the Company, in each case, pursuant to any material agreement, understanding, instrument, contract, proposed transaction, mortgage, permit, franchise, judgment, order, writ, decree or other obligation to which the Company or any of their material assets are bound or affected (each, a “Material Obligation”).

(b) The execution and delivery of this Agreement and the Related Agreements by the Company do not, and the consummation of the transactions by the Company contemplated hereby and thereby shall not, require the Company to obtain or make, at or prior to the date of this Agreement, any consent, approval, order, authorization or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity or third party, except for (i) the filing of the Certificate Merger with the Office of the Secretary of State of the State of Delaware and (ii) the consents and authorizations set forth on Section 3.4(c) of the Company Disclosure Schedule.

(c) Section 3.4(c) of the Company Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals as are required under any Contracts in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing Date. Except as set forth on Section 3.4(c) of the Company Disclosure Schedule, following the Closing Date, the Company will be permitted to exercise all of its rights under its Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

3.5 Legal Compliance; Permits.

(a) Except with respect to the failure to deliver or obtain (as the case may be) the notices, waivers, consents and approvals set forth on Section 3.4(c) of the Company Disclosure Schedule, he Company is not in conflict with, or in default or violation of, any (i) material federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (each, a “Legal Requirement”) or (ii) Material Obligation. No charge, complaint, claim, demand, notice, inquiry, investigation, action, suit, proceeding, hearing, review, judgment, order or decree by any Governmental Entity, which, if determined adversely to the Company, would have a Material Adverse Effect, is pending or, to the Knowledge of the Company, being threatened (including allegations that could form the basis for future action) against the Company or any of its properties or assets, nor has any Governmental Entity indicated in writing or otherwise indicated any intention to conduct the same.

(b) Except with respect to the failure to deliver or obtain (as the case may be) the notices, waivers, consents and approvals set forth on Section 3.4(c) of the Company Disclosure Schedule, he Company holds all material franchises, grants, authorizations, permits, licenses, variances, exemptions, easements, consents, certifications, orders and approvals from Governmental Entities which are necessary to the operation of the Company (collectively, the “Company Permits”), and the Company is in material compliance with the terms of the Company Permits.

3.6 Financial Statements. Section 3.6 of the Company Disclosure Schedule sets forth (i) the Company’s audited consolidated balance sheets and statements of income of the Company and cash flows of the Company as of and for the years ended December 31, 2009 and December 31, 2010 (the “Most Recent Year End”), and the unaudited consolidated balance sheet and statements of income as of and for the eleven months ended November 30, 2011 (such date, the “Most Recent Period End”) (collectively, the “Financial Statements”). The unaudited consolidated balance sheet of the Company as of the Most Recent Period End is referred to hereinafter as the “Current Balance Sheet.” The Financial Statements are true and correct in all material respects and have been prepared on a consistent basis throughout the periods covered thereby in accordance with GAAP (subject, in the case of the unaudited Financial Statements, to the absence of footnotes that may be required in accordance with GAAP and normal year-end adjustments). The Financial Statements present fairly in all material respects the consolidated financial condition and the consolidated results of operations of the Company as of the respective dates and for the respective periods covered thereby. The books of account of the Company reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of the Company required to be reflected therein, except for omissions or inaccuracies that are not, in each instance or in the aggregate, material. Except as disclosed in the Financial Statements, the Company is not a guarantor or an indemnitor of any indebtedness of any other Person.

3.7 No Undisclosed Liabilities. The Company has no material liabilities (absolute, accrued, contingent or otherwise) of a type required to be reflected as liabilities on financial statements prepared in accordance with GAAP, except (a) liabilities disclosed in the Financial Statements (or in the related notes) or the Company Disclosure Schedule hereto or (b) liabilities incurred in the ordinary course of business consistent with past practice since the Most Recent Period End and on or prior to the date of this Agreement that (i) are not individually in excess of $25,000, (ii) do not result from a breach of contract, tort or violation of law, and (iii) would not reasonably be expected to have a Material Adverse Effect.

3.8 Controls. Neither the Company nor, to the Company’s Knowledge, any current or former employee, officer, director, manager, consultant, member or stockholder of the Company has identified or been made aware of any fraud that involves the Company’s management or any other current or former employees, officers, directors, managers or consultants who have a role in the preparation of financial statements or the internal accounting controls, if any, utilized by the Company, or any claim or allegation regarding any of the foregoing.

3.9 Absence of Certain Changes or Events. There has not been a Material Adverse Effect since the Most Recent Year End. Except as set forth in the Company Disclosure Schedule or as contemplated by this Agreement, any Related Agreement or the Company Management Cash Bonus Plan, since the Most Recent Period End:

(a) there has not been any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any Company Capital Stock or any other equity interest of the Company, any purchase, redemption or other acquisition by the Company of any Company Capital Stock or any other equity interest of the Company, or any options, warrants, calls or rights to acquire any Company Capital Stock or any other equity interest of the Company;

(b) there has been no change made or authorized to any of the Charter Documents;

(c) there has not been any split, combination or reclassification of the Company Capital Stock or any other equity interest of the Company;

(d) except as expressly contemplated by this Agreement, the Related Agreements, there has not been any increase in compensation or fringe benefits or any change in employment terms or any payment of any bonus or any granting of any increase in severance or termination pay or any entry into any employment, severance, termination or indemnification agreement or any agreement, in each case, the benefits of which would be contingent or the terms of which would be altered upon the consummation of the transactions contemplated by this Agreement and the Related Agreements;

(e) there has not been any material change in any Company accounting method, except as required by concurrent changes in GAAP, nor have there been any material Tax elections made or changed, material Tax accounting methods adopted or changed, closing agreements with any Taxing Authority in respect of Taxes entered into, amended Tax Returns filed, Tax claims or assessments settled or compromised (other than the payment of Taxes in the ordinary course of business), or limitations periods applicable to any Tax claim or assessment extended or waived (other than the extension of the time for filing any Tax Return in the ordinary course of business);

(f) there has not been any revaluation of any assets or properties, including, without limitation, writing off of notes or accounts receivable that, in the case of accounts receivable, is in excess of the reserve for doubtful accounts maintained by the Company in the ordinary course of business consistent with past practice;

(g) the Company has not (i) accelerated the collection of any accounts receivable in exchange for any prepayment or other discount, (ii) delayed the payment of any accounts payable, or (iii) except with respect to any payment contemplated herein, taken or omitted to take any action with respect to its accounts payable, accounts receivable, and cash management, in the case of each of the foregoing clauses (i), (ii) and (iii), (A) outside of the ordinary course of business or inconsistent with past practices and (B) with the intent of either (1) reducing, or increasing the Merger Consideration Amount that would have otherwise been payable as a result of any such reduction to, the Final Closing Net Working Capital Amount (if any) or (2) reducing the Final Closing Company Cash Amount to be available to Buyer after the Closing;

(h) there has not been any sale, lease, transfer, or assignment of any assets or properties, tangible or intangible, including any Business Intellectual Property, except for sales, leases, transfer and assignments made in the ordinary course of business;

(i) the Company has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment, or extended or modified the terms of any such agreement, contract, lease or commitment, which (i) involves the payment of greater than Fifty Thousand Dollars ($50,000) per annum or which extends such agreement, contract, lease or commitment for more than one (1) year, (ii) involves any payment or obligation to any affiliate of the Company, (iii) involves the sale of any assets outside the ordinary course of business or (iv) involves any license or other agreement with respect to any Business Intellectual Property outside the ordinary course of business of the Company consistent with past practice;

(j) no party has accelerated, terminated, made modifications to, or canceled any material agreement, contract, lease, or license to which the Company is a party or by which the Company is otherwise bound or affected, and there has been no waiver, cancellation, modification or settlement of any material debts or claims held by the Company, nor any waiver or settlement of any material rights or claims of a material value;

(k) none of the assets or properties of the Company, tangible or intangible has become subject to any Lien, other than Permitted Liens;

(l) there has been no capital investment in, or any loan to, any other Person;

(m) there has been no creation, incurrence, assumption, prepayment or guarantee of any indebtedness for borrowed money and capitalized lease obligations, or extension or modification of any existing indebtedness;

(n) there has been no damage, destruction, or loss (whether or not covered by insurance) to the Company’s properties or assets in excess of $25,000 in the aggregate of all such damage, destruction and losses;

(o) there has been no loan made to, or any other transaction entered into with, or any bonus paid to (i) any affiliate, officer, member, director, manager, stockholder, consultant or employee of the Company, other than any transaction, bonus, travel advances and other advances made in the ordinary course of business, or (ii) any member of any such Person’s immediate family;

(p) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, other than offer letters for at-will employment at an annual rate of compensation less than $50,000;

(q) no bonuses have been paid to employees of the Company, except as set forth in the Company Disclosure Schedule;

(r) except as expressly contemplated by this Agreement or set forth on the Company Disclosure Schedule, the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance or other plan, contract, or commitment for the benefit of any of its officers, directors, stockholders, managers or employees (or taken any such action with respect to any other employee benefit plan);

(s) the Company has not suffered or caused any adverse change in its relations with any material customer or the loss of any material customer and, to the Company’s Knowledge, no material customer has threatened such a loss or adverse change in relations;

(t) there has not been any adverse change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not had, in the aggregate, a Material Adverse Effect;

(u) there has not been any satisfaction or discharge of any Lien, or payment of any obligation by the Company, except in the ordinary course of business;

(v) there has been no resignation or termination of employment of any officer, director, manager or other employee of the Company and, to the Company’s Knowledge, there is no impending resignation or termination of the employment of any such officer, director, manager or employee;

(w) there has been no material adverse change or amendment to any material contract or arrangement, the Company is not in breach of any material contract or arrangement and, to the Company’s Knowledge, no other party to any material contract or arrangement is in material breach of such contract or arrangement;

(x) the Company has not become obligated and has not made any agreement or commitment to do any of the things described in this Section 3.9.

3.10 Accounts Receivable. The Company has made available to Buyer lists of all accounts receivable of the Company as of the Most Recent Period End, together with aging schedules indicating a range of days elapsed since invoice. All of the accounts receivable of the Company arose in the ordinary course of business and are not subject to any dispute, valid set-off or counterclaim and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. Except for Liens disclosed on Schedule 2.7(g), no Person has any Lien on any accounts receivable of the Company, and no request or agreement for material deduction or discount has been made with respect to any accounts receivable of the Company.

3.11 Employee Matters.

(a) A complete list of all current employees, officers, directors, managers, and consultants of the Company and each such individual’s current title, job description, compensation (base compensation and bonuses) and benefits is set forth in Section 3.11(a) of the Company Disclosure Schedule. All independent contractors providing services to the Company have been properly classified as independent contractors for purposes of federal and applicable state Tax laws, laws applicable to employee benefits and other applicable law. Except as set forth in the Company Disclosure Schedule, the Company does not have any employment or consulting arrangements or agreements currently in effect that are not terminable at will. Except as contemplated herein, the Company has not (i) entered into any arrangements or agreements that obligate or purport to obligate the Company to make an offer of employment to any present or former employee or consultant of the Company or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with the Company following the consummation of the transactions contemplated by this Agreement and the Related Agreements.

(b) The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health and wages and hours, and in each case, with respect to employees of the Company: (i) has withheld and reported and remitted all amounts required by law or by agreement to be withheld and reported and remitted with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any withholding or other employment Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Company does not have any Knowledge of any employment-related action, suit, proceeding, claim, hearing, arbitration or investigation of, in or before any agency, court, tribunal or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator involving the Company (collectively, “Employment Claims”). No Employment Claims are currently pending. Employment Claims include, but are not limited to, claims arising from and relating to a Person’s employment with the Company and brought under any of the following: Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Uniformed Services Employment and Reemployment Rights Act, the Equal Pay Act, the National Labor Relations Act, and any state equivalents of the above-referenced statutes; any other state or federal statute, regulation; the federal, or any state, constitution; wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; workers’ compensation (including retaliation claims); and disability benefits.

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule lists all employee compensation, incentive, deferred compensation, fringe or benefit plans, programs, policies, commitments or contracts (other than regular wages and salaries paid in the normal course of business) (including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that are maintained by, contributed to or required to be contributed to by the Company for the benefit of any active or former employee, director or consultant of Company (an “Employee”), or with respect to which Company has or may have liability (the “Plans”).

(b) The Company has made available to Buyer: (i) complete copies of all documents embodying each Plan, including (without limitation) all amendments to each such Plan, and all material written agreements and contracts relating to each such Plan (including administrative service agreements, group annuity contracts and group insurance contracts and trust agreements); (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all Internal Revenue Service (the “IRS”) determination, opinion, notification and/or advisory letters; and (v) all material correspondence to or from any governmental agency relating to any Plan.

(c) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Plan, and each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other laws applicable to each such Plan. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or, to the Knowledge of Company, is threatened against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of Company, threatened by the IRS or Department of Labor with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to any Plan have been timely made or accrued. Any Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, as applicable) as to its qualified status under the Code, and no event has occurred since the issuance of such determination letter that could adversely affect the Plan’s qualified status. The Company does not have any commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this

Agreement), or to enter into any new Plan. Each Plan (other than any stock incentive plans, the Company Management Cash Bonus Plan and any Plan providing for Employee Severance Payments) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer or the Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(d) Neither the Company nor any member of a controlled group described in Sections 414(b), (c), (m) or (o) that includes the Company (an “ERISA Affiliate”), has ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code. At no time has Company or any ERISA Affiliate contributed to or been obligated to contribute to any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA or to any plan described in Section 413 of the Code. Neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Plan.

(e) None of the Plans promises or provides retiree medical benefits to any Person except as required by Section 4980B of the Code or Part 6 of Title I of ERISA (“COBRA”), or similar state law, and the Company has not represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Employee or dependent thereof, except to the extent required by COBRA or similar state law.

(f) The Company does not maintain any Plan for the benefit of Employees who perform services outside the United States.

(g) Except as set forth on Section 3.12(g) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan (other than the Company Management Cash Bonus Plan and any Plan providing for Employee Severance Payments), trust or loan that will or may result in any payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

3.13 Certain Business Relationships. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there are no contracts, agreements, loans or leases between the Company, on the one hand, and (i) any present or former officer, director or stockholder of the Company, on the other hand, or (ii) to the Knowledge of the Company, any member of such officer’s, director’s or stockholder’s immediate family, or any Person controlled by such officer, director, stockholder or immediate family member, on the other hand. Except as set forth in the Company Disclosure Schedule, no officer or director of the Company, or, to the Knowledge of the Company, any stockholder or member of any of the respective immediate families or any of the respective affiliates of any such officer, director or stockholder, owns, directly or indirectly, or has an ownership interest (other than ownership interests in public companies that are less than one percent (1%) of such public company’s outstanding capital stock or any ownership interest resulting from such Peron’s role as an officer, director or stockholder of the Company) in, (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with the Company, (b) with respect to the Key Employees only, any business (corporate or otherwise) which conducts the same business as, or a business similar to any part of, the Company, or (c) any property, real or personal, tangible or intangible (including but not limited to any Business Intellectual Property) that is used by, or that pertains to, the Company.

3.14 Restrictions on Business Activities. The Company is not a party to, and no material assets or properties of the Company are bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that (a) restricts or prohibits, or purports to restrict or prohibit, the Company from (i) freely engaging in the business of the Company as presently conducted by providing for exclusivity, preferred treatment or “most favored nation” status, or any similar provision, (ii) acquiring or disposing of any material asset, or (iii) competing anywhere in the world (including any contracts, covenants or agreements restricting (A) the geographic area in which the Company may sell, license, market, distribute or support any products or technology or provide services, (B) the markets, customers or industries that the Company may address or (C) the prices which the Company may charge for the Business Products).

3.15 Title to Property. Except for Permitted Liens, the Company has good and valid title to, or valid leasehold or licensed interests in, all of its assets, in each case free and clear of all Liens. The term “Permitted Liens” shall mean (i) Liens for current Taxes not yet due and payable or that are being contested in good faith, (ii) Liens securing debt that are reflected on the Company’s balance sheet for the Most Recent Period End, (iii) with respect to standard, generally commercially available, “off-the-shelf” third party software products, any ownership or license rights of others therein and (iv) Liens provided for under leases (true and correct copies of which have been made available to Buyer) to which the Company is a party, (v) UCC financing statements filed in connection with equipment leases of the Company, and (vi) Liens created by Buyer or Acquisition Corp. The Company does not currently own, and has never owned, any real property. Section 3.15 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), including, as applicable, the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder.

3.16 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all U.S. federal, state, local, territorial and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(b) Tax Returns and Audits.

(i) The Company has timely filed all Tax Returns required to be filed by it. Such Tax Returns are true, accurate and complete in all material respects. The Company has paid all Taxes that are due and payable by it, whether or not shown to be due on such Tax Returns.

(ii) The Company has timely withheld with respect to its employees, owners and other third parties (and timely paid over to the appropriate Taxing Authorities) all federal, state, local, territorial and non-U.S. income and payroll Taxes required to be withheld by it, including Taxes pursuant to the Federal Insurance Contribution Act and the Federal Unemployment Tax Act (and other similar provisions under applicable law), and all other Taxes required to be withheld by it.

(iii) No Tax deficiency with respect to any Tax period for which all Taxes are due and payable has been assessed, or to the Company’s Knowledge, proposed by a Taxing Authority against the Company. The Company has not executed any waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax, which waiver or extension is still in effect.

(iv) No written notice has been received by the Company that any audit or other examination of any Tax Return of the Company by any Taxing Authority is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination, which request has not yet been resolved. No written claim has ever been made by a Taxing Authority that the Company is or may be subject to taxation in a jurisdiction where it does not file Tax Returns.

(v) As of the date of the balance sheet included in the Financial Statements for the Most Recent Period End, the Company had no liability for any unpaid Taxes (whether or not shown to be due on any Tax Return), whether asserted, unasserted, contingent or otherwise, which had not been accrued for or reserved on such balance sheet, and the Company has not incurred any liability for unpaid Taxes since such balance sheet date, other than in the ordinary course of business.

(vi) There are no Liens relating or attributable to Taxes on the assets of the Company, other than Permitted Liens.

(vii) The Company has made available to Buyer or its legal counsel, copies of all federal and state income and other material Tax Returns for the Company filed for taxable periods with respect to which the statute of limitations has expired.

(viii) The Company has not been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(ix) The Company is not subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment or fixed place of business in that country.

(x) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.

(xi) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(xii) The Company has not been a member of an affiliated group (as defined in Section 1504 of the Code) filing a consolidated Tax Return. The Company does not have any liability for the Taxes of any other Person (other than the Company) under Treasury Regulation section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee, successor, by contract or otherwise.

(xiii) The Company has never engaged in any “reportable transaction” or “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or foreign Tax law. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(xiv) To the Company’s Knowledge, there is no limitation on the utilization by the Company or any Subsidiary of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383 or 384 of the Code or comparable provisions of foreign state or local Law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(xv) There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. There is no contract, agreement, plan or arrangement to which Company is a party to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code or taxes paid under Section 409A of the Code.

(xvi) The Company is not a party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each outstanding option, stock appreciation right, or other similar right to acquire Common Stock of the Company or other Equity Rights, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that is not less than the fair market value of the underlying equity as of the date such option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, stock appreciation right or other similar right, (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of the applicable regulations under Section 409A), and (4) has been properly accounted for in accordance with GAAP in the Financial Statements.

3.17 Brokers or Finders. Except as set forth on Section 3.17 of the Company Disclosure Schedule, the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the other Related Agreements or any transaction contemplated hereby or thereby.

3.18 Intellectual Property.

“Intellectual Property” means any and all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents, design patents, plant patents and plant variety protection certificates, and all registrations and applications therefor and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations in-part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information throughout the world (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations, integrated circuit topographies and integrated circuit topography registration, and applications therefor, and any equivalent or similar rights; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all rights in domain names and applications and registrations therefor (“Domain Names”); (vii) all trade names, trade dress, logos or other corporate designations, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights and publicity rights.

“Business Intellectual Property” shall mean any and all Intellectual Property that is owned by, or exclusively licensed to, the Company.

(a) Section 3.18(a) of the Company Disclosure Schedule contains a complete and accurate list of (i) all Business Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal entity, including, without limitation, Patents, registered Trademarks, registered Copyrights and Domain Names (“Registered Intellectual Property”); (ii) all unregistered Trademarks that are Business Intellectual Property; and (iii) all products or services distributed, offered or marketed by the Company (collectively the “Business Products”). For each item of Registered Intellectual Property so listed, the Company Disclosure Schedule includes, where applicable, (v) the applicable jurisdiction in which such item was applied for or registered; (w) the date of such application and registration; (x) the application number and registration number; (y) the current status of such application and registration; and (z) a summary of all proceedings, mediation, arbitration, claims, notices, or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) or claims of infringement, invalidity or the like related to such item of which the Company has Knowledge.

(b) Each item of Registered Intellectual Property that is owned by, exclusively licensed to, or filed in the name of, the Company (“Business Registered Intellectual Property”) is valid and subsisting. All payments of necessary registration, maintenance and renewal fees currently due in connection with such Business Registered Intellectual Property have been made. All necessary documents, recordations and certificates in connection with such Business Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Business Registered Intellectual Property registered in such jurisdiction. There are no actions that must be taken by the Company within ninety (90) days of the Closing Date that, if not taken, will result in the loss of any Business Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO (or equivalent authority) actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Business Registered Intellectual Property.

(c) To the Knowledge of the Company, there are no facts or circumstances existing that would render any Business Intellectual Property invalid or unenforceable. To the Knowledge of the Company, there is no information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any Business Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Business Registered

Intellectual Property, and the Company has not misrepresented or failed to disclose, and it does not have Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Business Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise adversely affect the validity or enforceability of any Business Registered Intellectual Property.

(d) The Company owns and has good title to or has all necessary licenses to use and exploit each material item of Business Intellectual Property free of any Lien (other than Permitted Liens) as necessary for the conduct of the business of the Company as currently conducted in all material respects. To the Company’s Knowledge, the Company owns or has the right to use all Intellectual Property necessary to the conduct of the business of the Company as currently conducted, including, without limitation, the design, development, and sale of all Business Products currently sold by the Company or under development by the Company and the performance of all services provided by the Company related to any Business Products.

(e) Section 3.18(e) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party other than end user software licenses granted to customers in the ordinary course of business: (i) with respect to Business Intellectual Property licensed or transferred to any third party; (ii) pursuant to which a third party has licensed or transferred any Business Intellectual Property to the Company, other than standard off-the-shelf software that is generally available for license; (iii) pursuant to which a third party has developed or created any Intellectual Property that is incorporated into any Business Product or is otherwise used by the Company, other than standard off-the-shelf software that is generally available for license; or (iv) by which the Company has agreed to, or has assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability to provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of any Business Intellectual Property rights. All such contracts, licenses and agreements listed (collectively, the “IP Contracts”) are in full force and effect or expired with certain provisions surviving.

(f) Except with respect to the notices, waivers, consents and approvals set forth on Section 3.4(c) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the other Related Agreements will neither violate, nor result in the breach, modification, cancellation, termination or suspension of the IP Contracts by their terms. The Company is in compliance in all material respects with, and has not breached any material term of, any IP Contracts. To the Knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not breached any term of, the IP Contracts. Except as set forth in Section 3.18(f) of the Company Disclosure Schedule, there is no provision in any IP Contract that requires, upon the consummation of the transactions contemplated by this Agreement or the other Related Agreements, Buyer to (i) grant to any third party any right with respect to any Intellectual Property owned by, or licensed to, Buyer prior to the Closing, (ii) be bound by, or subject to, any noncompete or other restriction on the operation or scope of its business or (iii) be obligated to pay any royalties or other amounts to any third party as a result of such transactions in excess of those payable by the Company prior to the Closing.

(g) Neither the operation of the business of the Company as now conducted, nor the design, development, manufacture, distribution, reproduction, marketing or sale of any Business Product, has, does or will infringe or result in the misappropriation of the Intellectual Property (other than Patents) of any third party, violate the rights of any third party, or constitutes unfair competition or trade practices under the laws of any jurisdiction. To the Knowledge of the Company, neither the operation of the business as now conducted, nor the design, development, manufacture, distribution, reproduction, marketing or sale of any Business Product has, does or will infringe any patent of any third party.

(h) To the Company’s Knowledge, no Person has infringed or misappropriated or is infringing or misappropriating any Business Intellectual Property. The Company has not received in writing or, to the Company’s Knowledge, otherwise received notice from any third party that the operation of the business of the Company as now conducted or any Business Product infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction applicable to the Company.

(i) The Company has taken commercially reasonable steps to protect the Company’s rights in its confidential information and Trade Secrets or any Trade Secrets or confidential information of third parties provided to the Company. All use, disclosure, or appropriation of any Business Product by or to third parties has been pursuant to the terms of a binding written agreement. Each current and former employee, officer, director, manager and contractor of the Company involved in the creation of Business Intellectual Property owned by the Company has executed an inventions assignment, proprietary information and/or confidentiality agreement substantially in the form provided to Buyer and, except as set forth on Section 3.18(i) of the Company Disclosure Schedule, no such individual has excluded any inventions or other Intellectual Property from the scope of such agreement. To the Company’s Knowledge, no current or former employee, officer, director, manager or contractor of the Company is in breach of such agreement in any material respect.

(j) The Company owns and has good title to or has all necessary licenses to use and exploit the source code for all of all Business Products (the “Source Code”). The Source Code (i) has at all times been maintained in confidence, (ii) has been disclosed by the Company only to employees or other Persons that are bound by nondisclosure obligations, (iii) has not been sold, transferred, or exclusively licensed to any customer or third party, (iv) is not the subject of any escrow or similar agreement or arrangement giving any third party rights in such Source Code upon the occurrence of certain events and (v) to the extent such Source Code is the subject of any escrow or similar agreement as set forth in the Company Disclosure Schedule, no events have occurred that would give rise to the release of such Source Code to such third party.

(k) The Business Products do not include or link with and have not included or linked with any Public Software, and the Company has not incorporated into, integrated, distributed or bundled any Public Software with its Business Products. The term “Public Software” includes any and all software that contains, includes, incorporates or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as open source, public source, freeware software or similar licensing or distribution model, including software licensed or distributed under any of the licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (iv) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

(l) The Company employs commercially reasonable measures to ensure that the Business Products do not contain any viruses or Easter eggs. For the purposes of this Agreement, “virus” means any computer code intentionally designed (i) to disrupt, disable, or harm in any manner the operation of any software or hardware, (ii) to allow a third party to have access to the user’s computer or network without such user’s authority or (iii) to cause the software to have any “Easter eggs” or other hidden features or novelties that are not useful for the operation of the software.

(m) All personal information which has been collected, stored, maintained or otherwise used by the Company has been collected, stored, maintained and used in accordance with all privacy laws, rules, regulations, guidelines and industry standards applicable to the Company or its customers where required by contract. The Company has not received any complaints about its management of personal information that have not, to the Company’s Knowledge, been resolved to the satisfaction of the complainant nor has the Company received notice from any applicable privacy authority regarding any inquiry, investigation or appeal in connection with its management of personal information. The Company has not been the subject of a decision of a court awarding damages in connection with a breach of privacy by the Company. The Company’s practices are, and have always been, in material compliance with (i) their then-current privacy policy, including the privacy policy posted on the Company’s websites, and (ii) their customers’ privacy policies, when required by contract. The Company has implemented and maintained appropriate and reasonable measures to protect and maintain the confidential nature of any personal information in its custody or under its control or to which a customer has permitted its access. The Company has adequate technological and procedural measures in place to provide protection to personal information collected by the Company against loss, theft and unauthorized access or disclosure. The Company has agreements with any third party they have retained to process, manage or store personal information that require the third party to afford the personal information the same degree of protection as that provided by the Company. The Company has the full power and authority to transfer any and all rights in any individual’s personal information in the Company’s possession or control to Buyer. The Company is not subject to any obligation that would prevent Buyer from accessing, for any purpose including due diligence, or using the personal information for the purposes for which it was collected or in a consistent manner.

3.19 Agreements, Contracts and Commitments. Section 3.19 of the Company Disclosure Schedule (specifying the appropriate paragraph) lists all of the following agreements to which the Company is a party and has continuing rights or obligations (each, a “Contract”):

(a) any Material Obligation that may involve payments (whether or not satisfied and whether fixed, contingent or otherwise) by or to the Company in an aggregate amount in excess of Fifty Thousand Dollars ($50,000) per annum;

(b) any agreement that has been entered into for the primary purpose of establishing obligations on the part of the Company to indemnify any officer, director, employee or third party, or any power of attorney or guaranty granted to a third party, other than any such obligations under customer contracts entered into in the ordinary course of business customary indemnification of, and powers of attorney granted to, lenders under the agreements scheduled in subsection (h) of Section 3.19 of the Company Disclosure Schedule;

(c) any agreement, contract or commitment containing any covenant (i) limiting the right of the Company to engage in any line of business, to compete with any Person or to freely set prices for its products, services or technologies (including, without limitation, most favored customer pricing provisions) or (ii) granting any exclusive distribution rights;

(d) any agreement, contract or commitment relating to the disposition or acquisition by the Company, not in the ordinary course of business, or pursuant to which the Company has any ownership interest, of any corporation, partnership, joint venture or other business enterprise;

(e) any dealer, distributor, joint marketing or development agreement under which the Company has continuing obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any agreement pursuant to which the Company has continuing obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by the Company and which may not be canceled without penalty upon notice of ninety (90) days or less;

(f) any agreement, contract or commitment by the Company to license to any third party the right to manufacture or reproduce any product, service or technology of the Company or any agreement, contract or commitment by any Person to the Company to sell or distribute any products, service or technology of the Company;

(g) any agreement relating to the licensing of Source Code;

(h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to indebtedness for borrowed money by the Company (including Capital Leases), or the extension of credit by the Company (other than (i) customer accounts receivable owing to the Company in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and (ii) trade payables incurred in the ordinary course of business);

(i) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations, excluding requirements by the Company to provide employee paid coverage under COBRA to its former employees;

(j) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson, or consulting or sales agreement, contract or commitment with a firm or other organization, in each case, other than those terminable by the Company without material liability to the Company;

(k) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Related Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Related Agreements;

(l) any fidelity or surety bond or completion bond;

(m) any lease of personal property having a value individually in excess of Twenty-Five Thousand Dollars ($25,000);

(n) any agreement (or group of related agreements), excluding contracts entered into with customers in the ordinary course of business, for the license, purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which extends over a period of more than one (1) year or involves consideration in excess of Twenty-Five Thousand Dollars ($25,000) per annum;

(o) any agreement with any stockholder of the Company or any of such stockholder’s affiliates or with any affiliate of the Company;

(p) any bonus, profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers, managers or employees;

(q) any collective bargaining agreement;

(r) any agreement under which it has advanced or loaned any amount to any of its current or former directors, officers, managers or employees;

(s) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(t) any agreement pursuant to which the Company is obligated to provide maintenance, support or training for its products, other than in the ordinary course of business; and

(u) any other agreement (or group of related agreements) not listed above which involves obligations (contingent or otherwise) in excess of Fifty Thousand Dollars ($50,000) per annum.

The Company has made available to Buyer a correct and complete copy of each Contract required to be listed in Section 3.19 of the Company Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement required to be listed therein. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect, subject to the Enforceability Limitations; (B) neither the Company nor, to the Knowledge of the Company, any other party to such agreement is in material breach of or default under such agreement and, to the Company’s Knowledge, no event has occurred, which with notice or lapse of time, would constitute a material breach of or default under, or permit termination, modification, or acceleration under, such agreement; (C) the Company has not and, to the Company’s Knowledge, each other party to such agreement has not repudiated any provision of such agreement; (D) there are no material disputes, oral agreements or forbearance programs in effect regarding such agreement; and (E) to the Company’s Knowledge, any service or products called for under such agreement can be supplied in accordance with such agreement’s terms.

3.20 Insurance. The Company has in place the insurance policies listed in Section 3.20 of the Company Disclosure Schedule (collectively, the “Insurance Policies”). There is no claim by the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies or bonds. All premiums due and payable under the Insurance Policies have been paid, and the Company is otherwise in compliance with the terms of the Insurance Policies. The Company has not received written notice or, to the Company’s Knowledge, any other form of notice of any threatened termination of, or any premium increase with respect to, any of the Insurance Policies.

3.21 Tangible Assets. The tangible material assets of the Company have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the ordinary course of business.

3.22 Litigation. Section 3.22 of the Company Disclosure Schedule sets forth each instance in which the Company (or any of its properties or assets) (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party or, to the Knowledge of the Company, threatened to be made a party to any private or governmental action, suit, proceeding, claim, hearing, arbitration or investigation of, in or before any agency, court, tribunal or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. No Person has indicated to the Company in writing that such Person is contemplating initiating any litigation, arbitration or other proceeding against the Company in the period ending sixty (60) days after the date hereof. The Company has no plans to initiate any litigation, arbitration or other proceeding against any third party.

3.23 Complete Copies of Materials. The Company has delivered, caused to be delivered or made available true and complete, in all material respects, copies of all documents referred to in this Agreement or in the Company Disclosure Schedule which have been requested by Buyer in writing (including by email). The Company has delivered or made available all minutes of the Company, and such minutes delivered contain complete and accurate records of all material corporate proceedings of the Company taken by its stockholders, its board of directors and any committees thereof since January 1, 2008, excluding in each case any proceedings regarding any potential sale, acquisition, recapitalization or, or similar transaction with respect to, the Company.

3.24 Environmental Matters. The Company is not violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.25 Customers and Suppliers.

(a) The Company (i) has no outstanding material disputes concerning the Company’s products and/or services with any customer and has not received notice of any material dissatisfaction on the part of any customer of the Company of a recurring nature or that could reasonably be expected to lead to a material disruption in the business of the Company, (ii) has not received any written or oral notice from any customer that such customer shall not continue as a customer of the Company (or the Surviving Corporation) after the Closing or that such customer intends to terminate or materially modify existing agreements or arrangements with the Company (or the Surviving Corporation) and (iii) has no obligation to update or replace any of their deployed products, whether by contract or otherwise, nor has any customer requested any such upgrade or replacement, in each case, outside the ordinary course of business.

(b) The Company has no outstanding material dispute concerning any products and/or services provided to it by any supplier or vendor and the Company has no Knowledge of any material dissatisfaction on the part of any such supplier or vendor. The Company has not received any written or oral notice from any supplier or vendor to the Company that such supplier or vendor shall not continue as a supplier or vendor to the Company (or the Surviving Corporation) after the Closing or that such supplier or vendor intends to terminate or materially modify existing agreements or arrangements with the Company (or the Surviving Corporation). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the business of the Company as presently conducted in all material respects.

3.26 Representations Complete. None of the representations or warranties made by the Company (each as modified by the Company Disclosure Schedule) in this Agreement, and none of the statements made to Buyer in any exhibit, schedule or certificate furnished to Buyer by the Company pursuant to this Agreement, contains any untrue statement of a material fact or, to the Knowledge of the Company, omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION CORP

Each of Buyer and Acquisition Corp hereby represent and warrant to the Company as follows:

4.1 Organization and Standing. Each of Buyer and Acquisition Corp is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Buyer and Acquisition Corp is duly qualified or licensed to do business and to hold property in its name, and is in good standing (with respect to jurisdictions which recognize such concept), under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities requires such qualification or licensing, except for jurisdictions in which the failure to be so qualified or licensed or in good standing would not have a material adverse effect on the business of Buyer and its Subsidiaries taken as a whole.

4.2 Authority; Execution and Validity. Each of Buyer and Acquisition Corp has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Buyer and Acquisition Corp of this Agreement and any Related Agreements to which it is a party, the performance by Buyer and Acquisition Corp of their respective obligations hereunder and thereunder, and the consummation by Buyer and Acquisition Corp of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and Acquisition Corp, and no further action is required on the part of Buyer and Acquisition Corp to authorize this Agreement and any Related Agreements to which it is a party, the performance by Buyer and Acquisition Corp of their respective obligations hereunder and thereunder, and the consummation by Buyer and Acquisition Corp of the transactions contemplated hereby and thereby. This Agreement and each Related Agreement to which Buyer or Acquisition Corp is a party have been duly executed and delivered by Buyer or Acquisition Corp, as applicable, and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute the valid and binding obligations of Buyer and Acquisition Corp, enforceable against Buyer and Acquisition Corp in accordance with their respective terms, subject to the Enforceability Limitations.

4.3 No Conflict; Required Filings and Consents. None of the execution and delivery of this Agreement and the Related Agreements by Buyer and Acquisition Corp, the performance by Buyer and Acquisition Corp of their obligations hereunder and thereunder, and the consummation of the transactions by Buyer and Acquisition Corp contemplated hereby and thereby will (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws (or similar organization documents) of Buyer or Acquisition Corp, each as amended to date, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or Acquisition Corp or by which they or any of their properties or assets are bound or affected, or (iii) require Buyer or Acquisition Corp to obtain or make, at or prior to Closing, any consent, approval, order, authorization or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity, except for the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware.

4.4 Litigation. There is no action, claim, investigation, suit or proceeding, at law or in equity, pending by or before any Governmental Entity or, to the knowledge of Buyer or Acquisition Corp, threatened, against either Buyer or Acquisition Corp that challenges the validity of this Agreement or the ability of either Buyer or Acquisition Corp to consummate the Merger or the transactions contemplated hereby or by any of the Related Agreements.

4.5 Brokers’ and Finders’ Fees. Neither Buyer nor Acquisition Corp has incurred, or will incur, directly or indirectly, as a result of any action taken by Buyer or Acquisition Corp, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated herein.

4.6 Reliance. Each of Buyer and Acquisition Corp has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and acknowledges that each of Buyer and Acquisition Corp has been provided access to the properties, premises and records of the Company for this purpose. In entering into this Agreement, each of Buyer and Acquisition Corp has relied solely upon its own investigation and analysis, and each of Buyer and Acquisition Corp acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in Article III, as qualified by the Company Disclosure Schedule, neither the Company nor any of its representatives nor any other Person acting on the Company’s behalf makes or has made, and neither Buyer nor Acquisition Corp is relying or has relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or Acquisition Corp or any of their representatives, or otherwise with respect to the Company, its business or the Merger. Without limiting the generality of the foregoing, Buyer and Acquisition Corp acknowledge and agree that neither the Company nor any of its representatives or any other Person has made a representation or warranty to Buyer or Acquisition Corp or any of their representatives with respect to (a) any projections, estimates or budgets for the Company or (b) any materials, documents or information relating to the Company made available to each of Buyer, Acquisition Corp and their representatives in any “data room,” online data site, confidential memorandum, other offering materials or otherwise, except as expressly and specifically set forth in the representations and warranties set forth in Article III, as qualified by the Company Disclosure Schedule. In connection with Buyer’s and Acquisition Corp’s investigation of the Company, each of Buyer and Acquisition Corp has received from the Company and its representatives certain projections and other forecasts, including projected financial statements, cash flow items and other data of the Company and certain business plan information of the Company. Each of Buyer and Acquisition Corp acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Buyer and Acquisition Corp is familiar with such uncertainties, that each of Buyer and Acquisition Corp is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Buyer and Acquisition Corp and their respective representatives shall have no claim against any Person with respect thereto. Accordingly, each of Buyer and Acquisition Corp acknowledges that, without limiting the generality of this Section 4.6, neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans. Buyer and Acquisition Corp make the foregoing representations and warranties in this Article IV with the knowledge and expectation that the Company, the Stockholders and the Bonus Plan Participants are placing reliance thereon.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Confidentiality. Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby shall be governed by the terms of the Confidentiality Agreement executed by Buyer and the Company in October 2011 (the “Nondisclosure Agreement”), between the Company and Buyer. The Company and Buyer agree that such information will constitute “Confidential Information” as contemplated by the Nondisclosure Agreement.

5.2 Public Disclosure. During the Pre-Closing Period, none of Buyer, Acquisition Corp, the Company and any of their respective representatives shall issue any statement or communication to any third Person (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the written consent of Buyer and the Company, except as may be required by any applicable Legal Requirement. Neither Buyer nor any of its respective representatives shall issue any statement or communication to any third Person (other than their respective agents that are bound by confidentiality restrictions) regarding the termination of this Agreement and the reasons therefor, without the written consent of the Company. After the Effective Time, none of Stockholders, the Stockholder Representative, nor any of their respective representatives shall issue any statement or communication to any third Person (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, without the written consent of Buyer, except as may be required by any applicable Legal Requirement. If, after the Effective Time, Buyer or any of its respective representatives shall desire to issue any such statement or communication, such issuing party shall first deliver such statement or communication to the Stockholder Representative to give him a reasonable opportunity to review and comment upon such statement or communication, and Buyer agrees that any such comment shall be considered by Buyer in good faith.

5.3 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and use all commercially reasonable efforts to do or perform, or cause to be done or performed, and to assist and cooperate with the other parties hereto in doing, such other acts and things as may be necessary, advisable or desirable (subject to any applicable Legal Requirements) for effecting completely, in the most expeditious manner practicable, the consummation of the Merger and the transactions contemplated hereby.

5.4 Access and Investigation. Between the date of this Agreement and the earlier of the Closing Date and the date this Agreement is terminated pursuant to Section 6.3 (the “Pre-Closing Period”), and upon reasonable advance notice from Buyer, the Company will, at Buyer’s expense, (a) afford Buyer and its directors, officers, employees and other authorized representatives reasonable access during normal business hours to all of its properties, books, Contracts, personnel and records as Buyer may reasonably request, provided that such access shall occur under the supervision of the Company’s personnel and in such a manner as to maintain the confidentiality of this Agreement and the Company’s confidential information and the transactions contemplated hereby and not to interfere unreasonably with the normal operation of the business of the Company and (b) furnish to Buyer and its directors, officers, employees and authorized representatives all other information concerning its business, properties, assets and personnel as Buyer may reasonably request. Nothing herein shall require the Company to disclose any information to Buyer if such disclosure would (i) jeopardize any attorney-client or other legal privilege, or (ii) contravene any applicable Legal Requirements or violate any agreements entered into by the Company prior to the date hereof.

5.5 Operation of the Business.

(a) During the Pre-Closing Period, the Company shall (i) conduct its business only in the ordinary course of business, (ii) use commercially reasonable efforts to maintain and preserve its business organization, keep available the services of its current officers, employees, consultants, independent contractors, agents and advisors, and preserve its business relationships with customers, strategic partners, suppliers, distributors, landlords, creditors and others having business dealings with it, and (iii) maintain the Leased Real Property and all of its other properties and assets in good operating condition and repair, subject only to ordinary wear and tear.

(b) Without limiting the generality of Section 5.5(a), and except as otherwise expressly permitted by this Agreement, the Company will not (i) declare, set aside or pay any dividend or other distribution (whether in cash, securities or other property) in respect of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any options, warrants or other rights to acquire any such shares or securities or (iv) without Buyer’s consent, which shall not be unreasonably withheld or delayed, otherwise engage in any practice, take any action, or enter into any transaction of the type described in Section 3.9, subject to the disclosures set forth on Section 3.9 of the Company Disclosure Schedule.

5.6 Consents. During the Pre-Closing Period, the Company will use commercially reasonable efforts to obtain all consents and approvals from, and give all other notices to, the Persons listed in Section 3.4(c) of the Company Disclosure Schedule.

5.7 Notification. During the Pre-Closing Period, each of the parties will give prompt notice to the other parties of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, and (b) any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement, (c) any notice or other communication from any Governmental Entity in connection with the Merger and (d) any litigation, action, suit, claim, investigation or proceeding relating to, involving or otherwise affecting the consummation of the Merger or the other transactions contemplated hereby or that would have been required to be disclosed pursuant to Section 3.22 or Section 4.4. No notification pursuant to this Section 5.7 will be deemed to amend or supplement the Company Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the party receiving notice, including pursuant to Article VII.

5.8 No Negotiation. During the Pre-Closing Period, the Company shall not, nor will the Company permit (to the extent within its power and authority) any of its affiliates to, (i) solicit, respond to or entertain any inquiries, proposals or discussions form any third party regarding the possible acquisition of all or any part of the assets or shares of capital stock of the Company (excluding transfers of assets in the ordinary course of business), or combination or consolidation (in whatever form) of the Company (an “Acquisition Proposal”), (ii) participate in any ongoing negotiations or discussions with any Person other than Buyer and its representatives with respect to any Acquisition Proposal. If during the Pre-Closing Period, the Company, or to the Company’s Knowledge, any of its affiliates, receives a bona fide written Acquisition Proposal from any Person, the Company shall notify Buyer as promptly as practicable, but in any event within 2 Business Days of receiving such bona fide written Acquisition Proposal, of such receipt and provide Buyer with a summary of the terms thereof.

5.9 Director and Officer Resignation. Immediately prior to the Closing, unless otherwise determined by Buyer, the Company shall provide to Buyer letters of resignation, effective as of the Closing Date, from each of the directors and officers of the Company.

5.10 Stockholder Approval and Notification.

(a) Within one (1) Business Day following the execution and delivery of this Agreement by all of the parties hereto, the Company shall deliver to Buyer certified resolutions, adopted by written consent of the Required Stockholders, evidencing the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby in accordance with the DGCL and the Charter Documents (the “Written Consent”). On or before the date hereof, the Company and Buyer have prepared a form of information statement to be distributed to the Stockholders, attached hereto as Exhibit G, which (i) notifies the Stockholders of the adoption of the Written Consent in accordance with the DGCL, (ii) provides such information regarding the terms of the Merger, the Merger Agreement and the Company as the Company and Buyer determine to be necessary to comply with applicable Legal Requirements, (iii) provides notice under the DGCL to the Stockholders of their appraisal rights under such law and of the effectiveness of the Merger, (v) includes the recommendation of the Company’s board of directors in favor of this Agreement, the Merger and the transactions contemplated thereby, and (vi) contains as an exhibit a copy of this Agreement, and such other information as the Company and Buyer deem appropriate (such form of information statement, as it may be amended in accordance with this Agreement, the “Information Statement”). Promptly following the Closing, but in no event later than ten (10) days after the Closing Date, the Information Statement, with such changes a described in the following sentence, shall be mailed to the Stockholders by the Surviving Corporation. The Information Statement mailed to the Stockholders shall be substantially in the form attached hereto as Exhibit G, and any material differences between such form and the Information Statement mailed to the Stockholders shall be approved by the Stockholder Representative.

(b) The Company will promptly advise Buyer in writing if, at any time prior to the Closing, the Company shall obtain Knowledge of any facts that make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

5.11 Employee Matters.

(a) Prior to the Closing, the Company shall cooperate with Buyer to (i) provide certain information to the Company Employees regarding Buyer’s or any of its Subsidiaries’ employee benefit plans (to the extent such plans will be offered to the Company Employees) and employee orientation sessions, with such sessions to be held during scheduled work hours at times reasonably agreed to by the Company and Buyer, and (ii) allow Buyer to meet with the Company Employees (either individually or in groups) to discuss such matters during breaks, outside of scheduled work hours or as otherwise agreed to by the Company and Buyer.

(b) The Company shall take all actions that may be reasonably requested by Buyer prior to the Closing Date with respect to (i) causing one or more Plans or arrangements with any payroll, benefits or human resources service provider to the Company to terminate as of the Closing Date or as of the day immediately preceding the Closing Date (in each case as specified by Buyer), (ii) causing benefit accrual or entitlement under any Plan to cease as of the Closing Date, and (iii) causing the continuation on and after the Closing Date of any insurance policy or arrangement relating to any Plan.

(c) Any payment of severance (and any associated Company payroll and employment Taxes) by the Surviving Corporation, or any obligation to make such a payment (and any associated Company payroll and employment Taxes) incurred by the Surviving Corporation, in either case made, pursuant to employment agreements or severance arrangements disclosed to Buyer in the Company Disclosure Schedule, to Company Employees terminated by the Surviving Corporation on or after the Closing Date shall not be a Transaction Expense hereunder and shall not reduce the Merger Consideration otherwise payable to the Stockholders hereunder.

(d) The provisions of this Section 5.11 do not require or imply that the employment of Company Employees will continue for any particular period of time following the Closing Date. This Section 5.11 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns or to create any third-party beneficiary hereunder.

5.12 Indemnification, Exculpation and Insurance Plans.

(a) Buyer and Acquisition Corp agree that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated hereby) now existing in favor of the current or former directors or officers of the Company as provided in the Charter Documents shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Buyer shall cause the Surviving Corporation to honor all such rights.

(b) On or before the Closing Date, the Company shall obtain, at Company’s expense, a non-cancelable runoff insurance policy for a period of not less than six (6) years after the Closing Date to provide insurance coverage (which coverage shall be at least as favorable to the insureds as the coverage now in effect) for events, acts or omissions occurring on or prior to the Closing Date for all Persons who were directors or officers of the Company on or prior to the Closing Date.

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or otherwise dissolves, then, and in each such case, Buyer shall cause proper provision to be made so the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.12.

(d) The provisions of this Section 5.12 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party and his or her heirs, executors and legal representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise, provided that such third parties shall have no rights or remedies under this Agreement until after the Effective Time.

5.13 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer, on the one hand, and the Stockholders, on the other, for certain Tax matters:

(a) Preparation and Filing of Tax Returns and Payment of Taxes.

(i) Tax Periods Ending On or Before the Closing Date and Straddle and Post-Closing Tax Periods. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of (or with respect to) the Company for all taxable periods ending on or prior to the Closing Date that are filed after the Closing Date and for all taxable periods ending after the Closing Date. All such Tax Returns for taxable periods ending on or prior to the Closing Date and all such Tax Returns that are Straddle Period Tax Returns shall be prepared, and each item thereon treated, in a manner consistent with past practices and treatment insofar as related to the Company, unless otherwise required by applicable law. If the Stockholders have any potential indemnification obligation or other liability directly or indirectly relating to any such Tax Return, Buyer will deliver (or cause to be delivered) to the Stockholder Representative a copy of such Tax Return at least ten (10) Business Days prior to filing. In the case of Tax Returns for taxable periods ending prior to the Closing, the Stockholder Representative shall have a right of approval, which approval shall not be unreasonably withheld or delayed, and in the case of Tax Returns that are Straddle Period Tax Returns, Buyer will consider all changes reasonably requested by the Stockholder Representative with respect to such Tax Returns in good faith. At the time(s) Buyer files, or causes to be filed, such Tax Returns, Buyer shall remit to the appropriate Taxing Authority the amount of all Taxes payable with respect to such Tax Returns. If there is a dispute between Buyer and the Stockholder Representative with respect to any such Tax Return, the dispute shall be resolved in accordance with the procedures described in Section 5.13(c). If indemnification is required under this Agreement, Article VII (other than the dispute resolution and Third-Party Claim provisions of Article VII) shall govern the applicable indemnification procedures and limitations.

(ii) Amended Tax Returns. Buyer shall not amend (or cause or permit to be amended) any Tax Return of (or with respect to) the Company relating to, or carry back any losses to, any Tax period (or portion thereof) ending on or before the Closing Date without the written consent of the Stockholder Representative, except such consent shall not be required if such action does not give rise to an indemnification obligation pursuant to Article VII hereof or is required by applicable law.

(iii) Cooperation on Tax Matters. After the Closing, Buyer and the Stockholder Representative shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all Tax Claims, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(b) Tax Claims.

(i) After the Closing, each of the Stockholder Representative and Buyer shall promptly notify the other party in writing upon receipt of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim relating to Taxes (each, a “Tax Claim”) with respect to Losses for which the Stockholders could be liable pursuant to this Agreement; provided, however, that a failure by Buyer to give such notice shall not affect Buyer’s right to indemnification under this Agreement unless and solely to the extent that the Stockholder Representative is materially and adversely prejudiced as a consequence of such failure.

(ii) Unless the Stockholder Representative provides Buyer with a written waiver, the Stockholder Representative will control, without affecting Buyer’s or any other Indemnified Party’s rights to indemnification under this Agreement, the defense of all Tax Claims to the extent the Tax Claims relate to taxable periods that end on or before the Closing Date if Buyer or any other Person may be entitled to indemnification under this Agreement with respect to such Tax Claims, provided that the Stockholder Representative will lose any previously acquired right to control the defense of any Tax Claim if for any reason the Stockholder Representative ceases to actively, competently and diligently conduct the defense in the reasonable judgment of Buyer or, if in Buyer’s reasonable judgment, the Stockholder Representative no longer has sufficient financial resources to fund on a current basis the cost of defending the Tax Claim and paying all Losses that may arise under the Tax Claim. Buyer will control, without affecting its or any other Indemnified Party’s rights to indemnification under this Agreement, the defense of all other Tax Claims relating to the

Company. Notwithstanding any other provision of this Agreement, Buyer may not settle or compromise any Tax Claim relating to any Pre-Closing Tax Period for which Buyer may be indemnified under this Agreement without the Stockholder Representative’s written consent, which consent shall not be unreasonably withheld or delayed.

(c) Dispute Resolution for Tax Matters. With respect to any dispute or a disagreement relating to Taxes between Buyer and the Company (prior to Closing), or between Buyer and the Stockholder Representative (from and after the Closing), Buyer and the Company or the Stockholder Representative, as applicable, shall cooperate in good faith to resolve such dispute between them; but if the applicable parties are unable to resolve such dispute within twenty (20) Business Days from the date of written notice of such dispute, the parties shall submit the dispute for resolution, which resolution shall be final, conclusive and binding on such parties, to a mutually agreed upon nationally or regionally recognized accounting firm or Tax lawyer who is a partner in a law firm and who is familiar with transactions or operations of the sort at issue and who is independent with respect to each party (such accounting firm or lawyer, the “Tax Arbitrator”). The Tax Arbitrator shall be instructed to prepare and deliver to the Stockholder Representative and Buyer, as soon as reasonably practicable (and in any event within thirty (30) Business Days after its engagement), its resolution of the matter. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Tax Arbitrator relating to any dispute as to the amount of Taxes owed by either of the parties shall be paid by Buyer, on the one hand, and the Company or the Stockholders, as applicable, on the other hand, in proportion to each party’s respective liability for the portion of the Taxes in dispute, as determined by the Tax Arbitrator. If indemnification is required under this Agreement with respect to any such Taxes, Article VII (other than the dispute resolution and Third-Party Claim provisions of Article VII) shall govern the applicable indemnification procedure and limitations.

(d) Inconsistencies with the Rest of this Agreement. If there is any inconsistency between a provision of this Section 5.13 and a provision of the remainder of this Agreement (including Article VII) with respect to Tax matters, the provisions of this Section 5.13 shall prevail.

ARTICLE VI

CONDITIONS TO OBLIGATIONS TO CLOSE; TERMINATION

6.1 Conditions to Buyer’s and Acquisition Corp’s Obligation to Close. The obligations of Buyer and Acquisition Corp to consummate the transactions to be performed by them in connection with the Closing are subject to the satisfaction or prior written waiver by Buyer of the following conditions:

(a) the representations and warranties of the Company shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if then made, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such specified date;

(b) Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) the Chief Executive Officer of the Company shall have delivered to Buyer a certificate executed by him on behalf of the Company (the “Company Officer Certificate”) to the effect that each of the conditions specified above in Sections 6.1(a) and 6.1(b) is satisfied, and the Secretary of the Company shall have delivered to Buyer a certificate executed by him on behalf of the Company as to the following: (i) the absence of any amendments to the Certificate of Incorporation since the date of the copy of such document attached to such certificate, which copy shall have been certified by the Secretary of State of the State of Delaware, (ii) the By-Laws

of the Company, (iii) the resolutions of the board of directors and Stockholders relating to this Agreement and the transactions contemplated hereby, and (iv) the incumbency and genuine signature of each officer of the Company who will execute this Agreement or any other documents related to the transactions contemplated hereby on behalf of the Company;

(d) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect materially and adversely the right of Buyer to control Company following the Effective Time (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused any of the effects under clause (A), (B), or (C) of this Section 6.1(d) to occur;

(e) no Material Adverse Effect shall have occurred and be continuing since the date of this Agreement;

(f) the Company shall have provided Buyer with the Company Good Standing Certificates;

(g) the Company, the Stockholder Representative and the Escrow Agent shall have duly executed and delivered the Escrow Agreement, the Stockholder Claim Escrow Agreement and the Bonus Plan Escrow Agreement.

(h) the Company shall have paid the Outstanding Indebtedness set forth on the Outstanding Indebtedness Certificate.

(i) the Company shall have delivered each of the Closing deliverables required to be delivered by the Company pursuant to Section 2.7; and

(j) the Written Consent shall have been obtained and delivered to Buyer, along with the certificate with respect thereto pursuant to Section 5.10(a).

6.2 Conditions to Company’s Obligation to Close. The obligations of the Company to consummate the transactions to be performed by it in connection with the Closing are subject to the satisfaction or prior written waiver by the Company of the following conditions:

(a) the representations and warranties of each of Buyer and Acquisition Corp shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if then made, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such specified date;

(b) Buyer and Acquisition Corp shall have performed and complied with all of their respective covenants hereunder in all respects through the Closing Date;

(c) the President or Chief Financial Officer of each of Buyer and Acquisition Corp shall have delivered to Company a certificate executed by him on behalf of Buyer or Acquisition Corp, as applicable, to the effect that each of the conditions specified above in Sections 6.2(a) and 6.2(b) is satisfied, and the Secretary of each of Buyer and Acquisition Corp shall have delivered to the Company a certificate executed by him on behalf of Buyer or Acquisition Corp, as applicable, as to the following: (i) in the case of Acquisition Corp only, the absence of any amendments to the Certificate of Incorporation of Acquisition Corp, since the date of the copy of such document attached to such certificate, which copy shall have been certified by the Secretary of State of the State of Delaware, (ii) in the case of Acquisition Corp only, the By-Laws of Acquisition Corp, (iii) the resolutions of the board of directors and stockholders of each of Buyer and Acquisition Corp, as applicable, relating to this Agreement and the transactions contemplated hereby, and (D) the incumbency and genuine signature of each officer of Buyer or Acquisition Corp, as applicable, who will execute this Agreement or any other documents related to the transactions contemplated hereby on behalf of Buyer or Acquisition Corp, as applicable.

(d) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect), and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused any of the effects under clauses (A) or (B) of this Section 6.2(d) to occur;

(e) Buyer, the Stockholder Representative and the Escrow Agent shall have duly executed and delivered the Escrow Agreement, the Stockholder Claim Escrow Agreement and the Bonus Plan Escrow Agreement;

(f) the Written Consent shall have been obtained;

(g) Buyer and Acquisition Corp shall have delivered each of the Closing deliverables required to be delivered by or on behalf of Buyer or Acquisition Corp, as applicable, pursuant to Section 2.7; and

(h) Buyer and Acquisition Corp shall provide Company with a certificate of good standing from the Secretary of State of the State of Delaware.

6.3 Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated, whether before or after the approval of this Agreement or the Merger by the Required Stockholders:

(a) by the written consent of Buyer and the Company;

(b) by Buyer if there has been a breach of any of the Company’s representations, warranties or covenants contained in this Agreement resulting in the failure of the condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured and cannot be cured within thirty (30) days after written notice to the Company of such breach from Buyer;

(c) by the Company if there has been a breach of any of Buyer’s or Acquisition Corp’s representations, warranties or covenants contained in this Agreement resulting in the failure of the condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured and cannot be cured within thirty (30) days after written notice to Buyer of such breach from the Company;

(d) by either Buyer or the Company if any Governmental Authority of competent jurisdiction has issued a nonappealable final judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e) by the Company or Buyer if the Closing has not occurred (other than through the failure of such party seeking to terminate pursuant to this Section 6.3(e) to comply fully with its obligations under this Agreement) on or before two (2) Business Days after the date hereof.

6.4 Effect of Termination. Each party’s rights of termination under Section 6.3 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 6.3, all obligations of the parties under this Agreement terminate, except that (a) the provisions of the first sentence of Section 2.9 (“Transaction Expenses”), Section 3.17 (“Brokers or Finders”), Section 4.5 (“Brokers or Finders”), Section 5.1 (“Confidentiality”), Section 5.2 (“Public Disclosure”), this Section 6.4 and Article IX (“General Provisions”) will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, then the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE VII

SURVIVAL, INDEMNIFICATION, AND ESCROW

7.1 Survival. The representations, warranties, covenants, agreements and obligations of the Company, Buyer and Acquisition Corp contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement shall survive until the Release Date, regardless of the earlier expiration of any applicable statute of limitations, at which point such representations and warranties shall terminate and, thereafter, claims for Losses based upon or arising out of such representations and warranties may not be asserted; provided, however, in the event of fraud or intentional misconduct, such representations, warranties, covenants, agreements and obligations shall survive indefinitely with respect to such fraud or intentional misconduct; and, provided further, each covenant or agreement that by its terms is to be performed after the Closing shall terminate upon the completion of performance or waiver thereof, after which claims for Losses based upon or arising out of such covenant or agreement may not be asserted. No representation, warranty, covenant, agreement or obligation of any party contained in this Agreement shall survive any termination of this Agreement except as provided in Section 6.4.

7.2 Indemnification of Indemnified Parties. By virtue of the Merger, the Stockholders allocated any portion of the Merger Consideration hereunder (as set forth on the Certified Capitalization Table) and the Bonus Plan Participants (the “Indemnifying Parties”) agree to severally (in accordance with the terms of this Article VII) but not jointly indemnify and hold harmless Buyer, the Surviving Corporation and each of their respective officers, directors, affiliates, employees, agents and representatives (the “Indemnified Parties”) against all claims, losses, Taxes, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of

(a) any breach of or inaccuracy in a representation or warranty of the Company contained in this Agreement or any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss with respect thereto, no effect will be given to any qualification as to “materiality,” “Material Adverse Effect” or “Knowledge” contained therein), (b) any failure by the Company to perform or comply with any covenant, obligation or agreement applicable to it contained in this Agreement or any certificate or other instruments delivered by or on behalf of it pursuant to this Agreement, (c) fraud or intentional misconduct by or on behalf of the Company, (d) any Outstanding Transaction Expenses not set forth on the Statement of Expenses (to the extent not already recovered in connection with any adjustment to the Merger Consideration pursuant to Section 2.8), (e) any Outstanding Indebtedness not set forth on the Outstanding Indebtedness Certificate (to the extent not already recovered in connection with any adjustment to the Merger Consideration pursuant to Section 2.8), (f) except to the extent included in the calculation of Net Working Capital or attributable to actions taken by Buyer (or that Buyer causes to be taken) following the Closing that are not in the ordinary course of business, (i) any and all Pre-Closing Taxes, (ii) any and all Taxes of any affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation section 1.1502-6 or any analogous or similar state, local or foreign law, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a result of any express or implied obligation to indemnify such Person or as a result of any agreements or arrangements with such Person with respect to such amounts, including any liability as a transferee or successor, by contract or pursuant to any law (other than any such Tax attributable to actions by Buyer following the Closing that are outside the ordinary course of business), (g) any Excess Dissenting Share Payments (other than, in the event Buyer has failed to mail the Information Statement within 10 days after the Closing Date in accordance with Section 5.10(b), Excess Dissenting Share Payments arising or resulting from any demand for appraisal rights made after thirty (30) days after Closing Date), (h) notwithstanding anything in the Company Disclosure Schedule (including those disclosures in Section 3.22 of the Company Disclosure Schedule), (i) claims brought by Stockholders (where such Stockholders were Stockholders as of immediately prior to the Closing) against the Company, Buyer, the Surviving Corporation, the officers and directors of the Company, or other Stockholders (where such Stockholders were Stockholders as of immediately prior to the Closing) relating to such Stockholders’ ownership of Company Capital Stock, such Stockholders’ contractual rights under any agreements by and among any such Stockholders and the Company, or breaches of fiduciary duties, or (ii) derivative claims brought by the Stockholders (where such Stockholders were Stockholders as of immediately prior to the Closing) in right of the Company, in each of the foregoing cases (i) and (ii) that challenge or otherwise directly relate to the Merger or the transactions contemplated hereby, (i) any breach of or inaccuracy in a representation or warranty of an Indemnifying Party, and any failure by the Company to perform or comply with any covenant, obligation or agreement applicable to it, in each of the foregoing cases, contained in any Related Agreement to which such Indemnifying Party is a party, (j) any claim brought against the Company by such employee, if any, as is identified by counsel to the Company and counsel to the Buyer (with specific reference to this clause) prior to the Closing, which claim is based upon conduct by the Company or any of its employees with respect to such employee occurring prior to the Closing in the course of such employee’s employment with the Company and constituting a violation of law, in any case other than any claim for severance or other benefits or compensation contractually owed to such employee, and (k) notwithstanding any disclosure in Section 3.4(c) of the Company Disclosure Schedule (the “Consent Schedule”), any breach, default or termination of the contracts listed in the Consent Schedule as requiring consent in connection with the Merger (except those contracts with Army-ARDEC (UTRS, Inc.) and ACC National Capital Region) (collectively the “Required Consent Contracts”) where such other party to such Required Consent Contract expressly states in writing to the Buyer or the Surviving Corporation, within thirty (30) days after the Closing, that such breach, default or termination is as a direct result of the Merger and the other transactions contemplated hereby and such other party’s refusal to consent or waive its right to terminate with respect thereto (as the case may be), provided that in no event shall any decision by a counterparty not to extend or renew any contract beyond its enforceable term (determined as of the Closing) entitle any Indemnified Party to indemnification pursuant to this clause (k). For the avoidance of doubt, the contracts with Army-ARDEC (UTRS, Inc.) and ACC National Capital Region listed on the Consent Schedule are not Required Consent Contracts. The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from Buyer, the Surviving Corporation, or any Indemnified Party with respect to any Loss claimed by a Indemnified Party, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

7.3 Indemnification of Stockholder Indemnified Parties. By virtue of the Merger, Buyer and the Surviving Corporation agree to indemnify and hold harmless the Stockholders, their respective directors, officers, employees, agents and affiliates, and the respective heirs, executors, personal representatives, successors and assigns of the foregoing Persons (the “Stockholder Indemnified Parties”) against all Losses incurred or sustained by the Stockholder Indemnified Parties, or any of them, directly or indirectly, as a result of (a) any breach of or inaccuracy in a representation or warranty of Buyer or Acquisition Corp contained in this Agreement, the Escrow Agreement, the Stockholder Claim Escrow Agreement, or any certificate or other instrument delivered by or on behalf of Buyer or Acquisition Corp pursuant to this Agreement, the Escrow Agreement or the Stockholder Claim Escrow Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss with respect thereto, no effect will be given to any qualification as to “materiality,” “material adverse effect” or “knowledge” contained therein) or (b) any failure by Buyer or Acquisition Corp to perform or comply with any covenant, obligation or agreement applicable to it contained in this Agreement or any certificates or other instruments delivered by or on behalf of it pursuant to this Agreement. Buyer and Acquisition Corp shall not have any right of contribution, indemnification or right of advancement from the Stockholder Indemnified Party with respect to any Loss claimed by a Stockholder Indemnified Party, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

7.4 Maximum Payments; Limitations.

(a) The maximum indemnification obligation pursuant to this Article VII of the Indemnifying Parties for Losses shall not exceed, in the aggregate, the Indemnity Escrow Amount, other than Losses (each, an “Excepted Loss”) resulting from fraud, intentional misconduct, incurred as a result of the events described in Sections 7.2(d), 7.2(e), 7.2(g) and 7.2(h), or resulting from any breach of or inaccuracy in a representation or warranty set forth in Sections 3.2, 3.3, or 3.18, which shall not be so limited (but which are instead limited as provided in the remainder of this Section 7.4(a)). The Indemnity Escrow Fund shall be the sole source of recovery of the Indemnified Parties with respect to indemnification claims brought pursuant to this Agreement, other than claims to recover Excepted Losses. The Stockholder Claim Escrow Fund shall be a source of recovery of the Indemnified Parties only with respect to indemnification claims brought pursuant to Section 7.2(h). All payments to which Indemnified Parties are entitled with respect to any indemnification claims brought pursuant to this Agreement shall first be made from the Indemnity Escrow Fund until it is exhausted; provided, however, that payments to which Indemnified Parties are entitled with respect to any indemnification claims brought pursuant to Section 7.2(h) shall first be made not from the Indemnity Escrow Fund but from the Stockholder Claim Escrow Fund until it is exhausted or released, and then any remaining such payments may then be made from the Indemnity Escrow Fund. If the Indemnity Escrow Fund is exhausted, payments to which Indemnified Parties would be entitled for indemnification claims brought for Excepted Losses (other than Excepted Losses resulting from indemnification claims brought pursuant to Section 7.2(h), but only if and to the extent that the Stockholder Claim Expense Fund has not be exhausted) may be recovered directly from the

Indemnifying Parties (but in any event not from any Bonus Plan Participants) (any such payment so directly recovered from the Indemnifying Parties other than the Bonus Plan Participants being referred to herein as an “Excess Indemnification Payment”); provided, however, (i) the aggregate Excess Indemnification Payments made by the Indemnifying Parties in respect of Excepted Losses resulting from any breach of or inaccuracy in a representation or warranty set forth in Section 3.18 shall not exceed one million, three hundred thousand dollars ($1,300,000), and (ii) the aggregate Excess Indemnification Payments made by any Indemnifying Party shall not exceed an amount equal to (i) the portion of the Merger Consideration Amount allocated to such Indemnifying Party, minus (ii) the portion of the Indemnity Escrow Amount initially deposited into the Indemnity Escrow Fund (and not otherwise released to such Indemnifying Party) with respect to the shares of Company Capital Stock held by such Indemnifying Party as set forth on the Certified Capitalization Table, minus (iii) the portion of the Stockholder Claim Escrow Amount initially deposited into the Stockholder Claim Escrow Fund (and not otherwise released to such Indemnifying Party) with respect to the shares of Company Capital Stock held by such Indemnifying Party as set forth on the Certified Capitalization Table. The limits on Excess Indemnification Payments set forth in the foregoing sentence shall not apply to indemnification claims brought by Indemnified Parties pursuant to Section 7.2 for Excepted Losses resulting from fraud or intentional misconduct. The maximum aggregate indemnification payments made by the Indemnified Parties for Losses pursuant to Section 7.2(k) for Required Consent Contracts that are identified as “Customer Contracts” on the Consent Schedule is $300,000.

(b) Notwithstanding anything to the contrary in this Agreement or any Related Agreement, the Indemnifying Parties shall have no obligation to indemnify any of the Indemnified Parties against any Losses (other than Losses resulting from fraud or intentional misconduct or from breaches of Section 3.9(g), or incurred as a result of the events described in Sections 7.2(d), 7.2(e), 7.2(g), 7.2(h) and 7.2(j)) unless and until the aggregate amount of all such Losses suffered or incurred by the Indemnified Parties exceeds one hundred thousand dollars ($100,000), in which event such Indemnified Parties shall be entitled to full indemnification for all such Losses, subject to the limitations set forth in this Article VII. Each Loss for which the Indemnified Parties are entitled to be indemnified hereunder shall be reduced by the amount of any insurance proceeds or any third party indemnity or similar payment that the Indemnified Parties actually recover or receive with respect to such Loss; provided, however, that any increase in such Indemnified Party’s insurance premium, deductible or other related fee shall be considered a Loss for purposes of this Agreement. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant, agreement or obligation.

(c) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

7.5 Claims for Indemnification.

(a) Satisfaction of Indemnification Obligations. Subject to the exceptions set forth in Section 7.4(a), the Indemnity Escrow Fund shall be the sole source of recovery for the Indemnified Parties for indemnification as set forth in Section 7.2. Payments to Indemnified Parties from the Indemnity Escrow Fund shall be made in accordance with Section 2.10 and the Escrow Agreement. Payments to Indemnified Parties from the Stockholder Claim Escrow Fund shall be made in accordance with Section 2.10 and the Stockholder Claim Escrow Agreement. All Excess Indemnification Payments shall be allocated among the Indemnifying Parties (other than the Bonus Plan Participants) as follows: (i) first, in proportion to their respective numbers of shares of Company Series D

Preferred Stock, until the aggregate Excess Indemnification Payments so made equals the aggregate Merger Consideration Amount allocated with respect to such shares less the portion of the Indemnity Escrow Amount initially deposited into the Indemnity Escrow Fund with respect to such shares as set forth on the Certified Capitalization Table, (ii) second, in proportion to their respective numbers of shares of Company Series E Preferred Stock, until the aggregate Excess Indemnification Payments so made equals the aggregate Merger Consideration Amount allocated with respect to such shares, and (iii) thereafter, in proportion to their respective allocations of the Merger Consideration Amount (as set forth on the Certified Capitalization Table).

(b) Procedure.

(i) For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Buyer: (A) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates in good faith that it will have to pay, sustain, incur, or accrue, Losses for which such Indemnified Party is entitled to indemnification hereunder, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the good faith basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(ii) At the time of delivery of any Officer’s Certificate to the Stockholder Representative and the Escrow Agent, and for a period of thirty (30) days after such delivery, the Escrow Agent shall not release any portion of the Indemnity Escrow Fund or the Stockholder Claim Indemnity Fund pursuant to this Section 7.5 and the Escrow Agreement or Stockholder Claim Escrow Agreement, as applicable, unless the Stockholder Representative shall have provided written authorization to the Escrow Agent to release such amount to Buyer. After the expiration of such thirty (30) day period, Buyer shall be entitled to release by the Escrow Agent from the Indemnity Escrow Fund or the Stockholder Claim Indemnity Fund, as applicable, pursuant to the Escrow Agreement or the Stockholder Claim Escrow Agreement, as applicable, an aggregate amount not to exceed the amount of the Losses set forth in the Officer’s Certificate in accordance with this Section 7.5, provided that no such release by the Escrow Agent may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to Buyer and the Escrow Agent prior to the expiration of such thirty (30) day period.

(iii) If the Stockholder Representative shall object in writing to any claim or claims made in any Officer’s Certificate within thirty (30) days after delivery of such Officer’s Certificate to the Stockholder Representative and the Escrow Agent, the Stockholder Representative and Buyer shall attempt in good faith to agree upon the rights of the applicable Persons with respect to each of such claims. If the Stockholder Representative and Buyer should so agree, a memorandum setting forth any agreement reached by them with respect to such claim shall be prepared and signed by them and delivered to the Escrow Agent, and the Escrow Agent shall be entitled to release funds, as applicable, from the Indemnity Escrow Fund in accordance with the terms of such memorandum and the Escrow Agreement or the Stockholder Claim Escrow Fund in accordance with the terms of such memorandum and the Stockholder Claim Escrow Agreement.

(iv) If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Officer’s Certificate, either Buyer or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third Person, in which event arbitration shall not be commenced until such amount is ascertained or Buyer and the Stockholder Representative agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Buyer and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Buyer and the Stockholder Representative cannot mutually agree on one arbitrator, then the parties agree that the arbitration will be conducted by one arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

(v) Any such arbitration shall be held in Boston, Massachusetts, under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and, upon notice of any such award, judgment, decree or order, the Escrow Agent shall be directed pursuant to the Escrow Agreement or the Stockholder Claim Escrow Agreement, as applicable, to release and retain funds from the Indemnity Escrow Fund or Stockholder Claim Escrow Fund, as applicable, in accordance with such decision of the arbitrator(s), unless otherwise instructed by Buyer and the Stockholder Representative.

(vi) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction, subject to Section 9.9. The foregoing arbitration provision shall apply to any dispute between the Stockholder Representative, on the one hand, and any Indemnified Parties, on the other hand, under this Article VII hereof.

(c) Third-Party Claims.

(i) In the event an Indemnified Party becomes aware of a third-party claim which such Indemnified Party believes may result in such Indemnified Party being entitled to indemnification hereunder (a “Third-Party Claim”), such Indemnified Party shall promptly notify the Stockholder Representative in writing of such claim, providing that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent of any Losses directly related from such failure.

(ii) Except with respect to any Special Claim, and if the Stockholder Representative furnishes to the Indemnified Party evidence reasonably satisfactory to the Indemnified Party that the Stockholder Representative has and will have sufficient financial resources to fund on a current basis the cost of defending the Third-Party Claim and paying all Losses that may arise under the Third-Party Claim, the Stockholder Representative shall be entitled to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense of any Third-Party Claim, and the Indemnified Party shall cooperate with the Stockholder Representative in connection therewith, provided that (i) the Stockholder Representative shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Parties); (ii) the Stockholder Representative shall not pay, compromise or settle any Third-Party Claim without the applicable Indemnified Party’s prior written consent, unless the proposed payment, compromise or settlement (A) involves solely the payment of money damages by the Indemnifying Parties, (B) includes, as an unconditional term of such payment, compromise or settlement, an unconditional and irrevocable release by the Person(s) asserting such claim of the Indemnified Party from any liability with respect to such claim, (C) does not impose any injunctive or other equitable relief against such Indemnified Party or any similar liability or restriction on the Indemnified Party, and (D) does not include or require a finding or admission of any wrongdoing; and (iii) if, based on the advice of counsel to the Indemnified Party, the Indemnified Party has separate defenses from the Indemnifying Parties or there is a conflict of interest between any Indemnified Party and any Indemnifying Party with respect to any Third-Party Claim, then the Indemnified Party shall be permitted to retain special counsel of its own choosing and the reasonable expenses thereof shall be at the expense of the Indemnifying Parties (subject to the limits for indemnification for such Losses set forth in the other provisions of this Article VII). The foregoing notwithstanding if, before the twenty-fifth (25) Business Days after the Indemnified Party’s delivery of notice of a Third-Party Claim under this Section 7.5(c) (or, if earlier, the date that is five (5) Business Days before the required response date identified in such notice, but only if the Stockholder Representative receives such notice at least ten (10) Business Days before such response date), the Stockholder Representative does not notify the Indemnified Party in writing that the Stockholder Representative will undertake control of the defense of the Third-Party Claim, or if the Third-Party Claim is a Special Claim, the Indemnified Party shall have the right to contest, settle or compromise, through counsel of its own choosing, such Third-Party Claim.

(iii) In no event may the Stockholder Representative assume or maintain control of the defense of any Special Claim. As used herein, “Special Claim” shall mean any Third-Party Claim involving any customer of the Surviving Corporation, criminal liability or fraud, or in which any relief other than monetary damages is sought against the Indemnified Party, or in any action brought by a Governmental Entity. The Stockholder Representative will lose any previously acquired right to control the defense of any matter if for any reason the Stockholder Representative ceases to actively, competently and diligently conduct the defense in the reasonable judgment of Buyer or, if upon the request, the Stockholder Representative does not furnish to the Indemnified Party evidence reasonably satisfactory to the Indemnified Party that the Stockholder Representative has and will have sufficient financial resources to fund on a current basis the cost of defending the Third-Party Claim and paying all Losses that may arise under the Third-Party Claim.

(iv) If the Indemnified Party controls the defense of a Third-Party Claim (or if the Stockholder Representative does not, or is not able to, assume control of, or ceases or is removed from, the defense of a Third-Party Claim in compliance with Section 7.5(c)(iii)), the Indemnifying Parties agree to pay all reasonable attorneys’ fees and other costs and expenses of defending the Third-Party Claim (subject to the limits for indemnification for such Losses set forth in the other provisions of this Article VII). If the Stockholder Representative controls the defense of a Third-Party Claim, the Stockholder Representative shall be able to recover all Losses incurred by it in connection with such defense from the SR Expense Fund and, but only if the SR Expense Fund is exhausted, the Indemnity Escrow Fund and, if such Third-Party Claim relatees to Section 7.2(h), the Stockholder Claim Escrow Fund. Any right pursuant to the foregoing sentence of the Stockholder Representative to payment from the Indemnity Expense Fund or the Stockholder Claim Escrow Fund shall be subordinate to the rights of any Indemnified Parties to payment from the Indemnity Expense Fund or Stockholder Claim Escrow Fund, as applicable, and shall not be released to the Stockholder Representative prior to the Release Date. If the Indemnified Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall have the right in its sole discretion to settle any such claim; provided, however, that such Indemnified Party may not effect the settlement of any such claim without the consent of the Stockholder Representative, which consent shall not be unreasonably withheld or delayed. In the event that the Stockholder Representative has consented to any such settlement, the Stockholder Representative shall have no power or authority to object to the amount of any claim by such Indemnified Party against the Company for indemnity with respect to such settlement, unless such claim is in an amount in excess of any amount consented to by the Stockholder Representative. The Stockholder Representative will have no Liability with respect to any compromise or settlement of, or the entry of any judgment arising from, any Third-Party Claim effected without its consent. If the Stockholder Representative is controlling the defense of a third-party claim, the Stockholder Representative will not agree to settlement of any third-party claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any judgment arising from, any third-party claim effected without its consent.

(v) The party not controlling the defense (the “Noncontrolling Party”) may participate in the defense through its own counsel at its own expense. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third-Party Claim and will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to and as necessary for the defense of the Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of the Third-Party Claim.

7.6 Exclusive Remedy. From and after the Closing, the sole remedy of the Indemnified Parties and the Stockholder Indemnified Parties with respect to any breach of or inaccuracy in a representation or warranty contained in this Agreement or any Related Agreement, any certificate delivered at the Closing, or the failure to perform any covenant, agreement or obligation in this Agreement or any Related Agreement, or for any other claim any such Indemnified Party or Stockholder Indemnified Party may have pursuant to this Agreement or arising from or related to the Merger shall be indemnification pursuant to this Article VII, provided that this limitation shall not apply to any Losses resulting from fraud or intentional misconduct.

ARTICLE VIII

Stockholder Representative

8.1 Stockholder Representative; Power of Attorney.

(a) In the event that the Merger is approved by the Stockholders, effective upon such vote, and without further act of any Indemnifying Party, Michael Pehl is appointed as the Stockholder Representative for and on behalf of the Indemnifying Parties, to give and receive notices (including services of process) and communications, to authorize delivery to the Indemnified Parties of cash from the Indemnity Escrow Fund or the Stockholder Claim Escrow Fund in satisfaction of claims by Indemnified Parties, to object to such deliveries, to agree to, negotiate and enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, to execute and deliver the Escrow Agreement, the Bonus Plan Escrow Agreement and the Stockholder Claim Escrow Agreement (together with such additions, deletions, modifications or changes as the Stockholder Representative shall approve, his execution thereof to be conclusive evidence of his approval and the authorization of the Escrow Agreement, the Bonus Plan Escrow Agreement and the Stockholder Claim Escrow Agreement hereby), amend, modify or waive any of the provisions of this Agreement, the Escrow Agreement, the Bonus Plan Escrow Agreement and the Stockholder Claim

Escrow Agreement or any other agreement contemplated hereby for the benefit of the Indemnifying Parties (in accordance with the amendment modification and waiver provisions of such agreements), in any manner in which the Stockholder Representative believes to be in the best interests of the Indemnifying Parties, to assert, bring, prosecute, maintain, settle, compromise, arbitrate or otherwise resolve on behalf of the Stockholders any claim for indemnification by any Stockholder Indemnified Party pursuant to Article VII or any other claim, arbitration, dispute, action, suit, or other proceeding in connection with this Agreement or the Escrow Agreement, the Bonus Plan Escrow Agreement and the Stockholder Claim Escrow Agreement to take all actions required by this Agreement to distribute any Adjustment Amount Decrease, and to take all actions necessary or appropriate in the judgment of Stockholder Representative for the accomplishment of the foregoing.

(b) By such Stockholder Representative’s execution hereof, he hereby accepts his appointment as the Stockholder Representative. The Stockholder Representative may resign as Stockholder Representative at any time with or without cause by giving thirty (30) days prior written notice to the Indemnifying Parties, Escrow Agent and Buyer, such resignation to be effective no sooner than thirty (30) days following the date such notice is given. Such agency may be changed (or a successor appointed in the event of the death, disability or resignation of the Stockholder Representative) by the Indemnifying Parties who held a majority of the shares of Company Capital Stock (determined on an as-converted to Company Common Stock basis) as of immediately prior to the Closing from time to time upon not less than thirty (30) days’ prior written notice to Buyer, provided that the Stockholder Representative may not be removed unless Indemnifying Parties holding two-thirds of the shares of Company Capital Stock (determined on an as-converted to Company Common Stock basis) as of immediately prior to the Closing agree to such removal and to the identity of the substituted agent. In the event of the death, disability, resignation or removal of the Stockholder Representative, a successor or replacement Stockholder Representative shall be appointed no later than ten (10) days following the last date of service of the Stockholder Representative that is being replaced. Any such substitute representative shall be deemed to be the Stockholder Representative for all purposes of this Agreement. In the event that a successor Stockholder Representative is not appointed within such ten (10) day period, Buyer and other parties hereto shall be entitled to rely on any action of the Indemnifying Parties holding a majority of the shares of Company Capital Stock (determined on an as-converted to Company Common Stock basis) as of immediately prior to the Closing as the action of all of the Indemnified Parties, and such majority in interest shall have all of the rights and duties of the Stockholder Representative hereunder. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for his or her services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Indemnifying Parties.

(c) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Indemnifying Parties shall severally but not jointly indemnify and hold harmless the Stockholder Representative against any Loss incurred without gross negligence or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. All Losses for which the Stockholder Representative is entitled to be indemnified by the Indemnifying Parties pursuant to this Section 8.1(c) shall be paid (and allocated among the Indemnifying Parties) as follows: (i) first, from the SR Expense Fund in accordance with Section 2.10(d), (ii) second, to the extent the SR Expense Fund has been exhausted, from the Indemnity Escrow Fund in accordance with Section 2.10(b) and the Stockholder Claim Escrow Fund in accordance with Section 2.10(c), provided that no payment shall be so made to the Stockholder Representative from the Indemnity Escrow Fund until such funds are to be released from the Indemnity Escrow Fund to the Escrow Participants pursuant to this Agreement and the Escrow

Agreement, free and clear from any claim by any Indemnified Party, and provided further that no payment shall be so made to the Stockholder Representative from the Stockholder Claim Escrow Fund until such funds are to be released from the Stockholder Claim Escrow Fund to the Stockholder Claim Escrow Participants pursuant to this Agreement and the Stockholder Claim Escrow Agreement, free and clear from any claim by any Indemnified Party, and (iii) by the Indemnifying Parties (other than the Bonus Plan Participants) as if such payments were payments of Excess Indemnification Payments in accordance with Section 7.5(a). Any right of the Stockholder Representative to payment pursuant to the foregoing clauses (ii) and (iii) shall be subordinate to the rights of any Indemnified Parties to payment from the Indemnity Expense Fund, the Stockholder Claim Escrow Fund or to payments of Excess Indemnification Payments.

(d) The Escrow Agent shall distribute to the Stockholder Representative all or a portion of the SR Expense Fund at any time and from time to time within two (2) Business Days after notice to the Escrow Agent by the Stockholder Representative, which notice need not be given to Buyer or any other Indemnified Party, and in no event shall Buyer or any Indemnified Party have any right of consent or approval over any distribution or payment from the SR Expense Fund. Neither Buyer nor any other Indemnified Party shall have any right to or interest in any amounts in the SR Expense Fund or to require the Escrow Agent to keep such amounts in the SR Expense Account. Within ten (10) days following the termination of the Escrow Agreement, Escrow Agent shall distribute from the SR Expense Fund to the SR Expense Participants in proportion to their respective SR Expense Percentages the then remaining amount of the SR Expense Fund.

(e) A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Indemnifying Parties and shall be final, binding and conclusive upon each of Indemnifying Party, and Buyer may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each every Indemnifying Party. Each Indemnified Person is hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(f) The provisions of this Article VIII are independent, severable, irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Indemnifying Parties may have in connection with the transactions contemplated by this Agreement. The provisions of this Article VIII shall be binding upon the heirs, legal representatives, successors and assigns of each Indemnifying Party and any references in this Agreement to an Indemnifying Party shall mean and include the successors to the rights of such Indemnifying Party hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution, assignment or otherwise.

ARTICLE IX

General Provisions

9.1 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended at any time by the parties hereto at any time by execution of an instrument in writing signed by Buyer, Acquisition Corp and the Company (and, as to any amendment adversely affecting the rights or obligations of the Stockholder Representative or the Indemnifying Parties, the Stockholder Representative).

9.2 Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other parties hereto to such party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement by a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Buyer or Acquisition Corp, to:

Silverback Enterprise Group, Inc.

Frost Tower, 29th Floor

401 Congress Avenue

Austin, Texas 78701

Attn: Jack McDonald

Facsimile No.: (512) 721-1218

with a copy (which shall not constitute notice hereunder) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, Texas 78746-5546

Attn: Brian K. Beard

Facsimile No.: (512) 338-5499

(b)	if to the Company, to:

PowerSteering Software, Inc.

25 First Street

Cambridge, MA 02141

Attn: Stephen Sharp

Facsimile No.: (617) 492-9444

with a copy (which shall not constitute notice hereunder) to:

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, MA 02210

Attn: Malcolm G. Henderson, Esq.

Facsimile No.: (617) 832-7000

(c)	if to the Stockholder Representative, to:

Michael Pehl

North Bridge Growth Equity

c/o Michael Pehl

Winter Street, Suite 4600

Waltham , MA 02451

Facsimile No.: (781) 290-0999

with a copy (which shall not constitute notice hereunder) to:

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, MA 02210

Attn: Malcolm G. Henderson, Esq.

Facsimile No.: (617) 832-7000

9.4 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, the term “Company” shall include PowerSteering Software, Inc., a Delaware corporation, and any of its predecessors. The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References in this Agreement to Articles, Sections, Schedules and Exhibits are intended to refer to Articles, Sections, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically stated. The word “federal” as used herein shall mean “United States federal.” Unless otherwise specified, references herein to applicable statutes or other laws are references to the federal laws of the United States. All references to dollars or the symbol “$” shall be to United States dollars. As used herein, all references to the “excess” of a first value over a second value shall mean the amount equal to the first value minus the second value, if the first value is greater than the second value, and, otherwise, it shall mean zero. The term “made available” where used in this Agreement shall mean either physically or electronically delivered to Buyer or otherwise uploaded to the electronic data room set up for purposes of Buyer’s and its representatives’ due diligence review of the Company.

9.5 Counterparts. This Agreement may be executed and delivered by facsimile or electronic PDF signature and in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the Company and Buyer, it being understood that all parties need not sign the same counterpart.

9.6 Entire Agreement; Third Party Beneficiaries; Assignment. This Agreement, its exhibits and schedules, the Related Agreements, the Nondisclosure Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including the Term Sheet; (ii) are not intended to confer upon any other Person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise without the consent of all of the parties hereto.

9.7 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.9 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 7.5, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within The Commonwealth of Massachusetts, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of The Commonwealth of Massachusetts for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 9.9, each party agrees not to commence any legal proceedings related hereto except in such courts.

9.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.11 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[signature page follows]

IN WITNESS WHEREOF, parties hereto have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

“Buyer”

SILVERBACK ENTERPRISE GROUP, INC.

By:	/s/ JOHN T. MCDONALD
Name:	John T. McDonald
Title:	Chief Executive Officer

“Acquisition Corp”

STEERING WHEEL ACQUISITION CORP.

By:	/s/ JOHN T. MCDONALD
Name:	John T. McDonald
Title:	President

“Company”

POWERSTEERING SOFTWARE, INC.

By:	/s/ STEPHEN SHARP
Stephen Sharp, President and CEO

“Stockholder Representative”

/s/ MICHAEL PEHL
Michael Pehl